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Exhibit 99

Item 8: Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Motorola, Inc.:

        We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

        As discussed in Notes 1 and 9 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (included in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures). Also, as discussed in Notes 1 and 7 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Emerging Issues Task Force Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (included in FASB ASC Topic 715, Compensation—Retirement Benefits).

Chicago, Illinois
February 16, 2010, except as it relates to the segment information discussed in Notes 6, 12, 13 and 14, as to which the date is May 4, 2010

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Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31

(In millions, except per share amounts)	2009	2008	2007

Net sales	$22,044	$30,146	$36,622
Costs of sales	14,987	21,751	26,670

Gross margin	7,057	8,395	9,952

Selling, general and administrative expenses	3,381	4,330	5,092
Research and development expenditures	3,183	4,109	4,429
Other charges	641	2,347	984

Operating loss	(148)	(2,391)	(553)

Other income (expense):
Interest income (expense), net	(132)	48	91
Gains on sales of investments and businesses, net	88	82	50
Other	27	(372)	36

Total other income (expense)	(17)	(242)	177

Loss from continuing operations before income taxes	(165)	(2,633)	(376)
Income tax expense (benefit)	(77)	1,607	(285)

Loss from continuing operations	(88)	(4,240)	(91)
Earnings from discontinued operations, net of tax	60	—	56

Net loss	(28)	(4,240)	(35)

Less: Earnings attributable to noncontrolling interests	23	4	14

Net loss attributable to Motorola, Inc.	$(51)	$(4,244)	$(49)

Amounts attributable to Motorola, Inc. common shareholders:
Loss from continuing operations, net of tax	$(111)	$(4,244)	$(105)
Earnings from discontinued operations, net of tax	60	—	56

Net loss	$(51)	$(4,244)	$(49)

Earnings (loss) per common share:
Basic:
Continuing operations	$(0.05)	$(1.87)	$(0.05)
Discontinued operations	0.03	—	0.03

	$(0.02)	$(1.87)	$(0.02)

Diluted:
Continuing operations	$(0.05)	$(1.87)	$(0.05)
Discontinued operations	0.03	—	0.03

	$(0.02)	$(1.87)	$(0.02)

Weighted average common shares outstanding:
Basic	2,295.6	2,265.4	2,312.7
Diluted	2,295.6	2,265.4	2,312.7
Dividends paid per share	$0.05	$0.20	$0.20

See accompanying notes to consolidated financial statements.

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Motorola, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
(In millions, except per share amounts)	2009	2008

ASSETS
Cash and cash equivalents	$2,869	$3,064
Sigma Fund	5,092	3,690
Short-term investments	2	225
Accounts receivable, net	3,495	3,493
Inventories, net	1,308	2,659
Deferred income taxes	1,082	1,092
Other current assets	2,184	3,140

Total current assets	16,032	17,363

Property, plant and equipment, net	2,154	2,442
Sigma Fund	66	466
Investments	459	517
Deferred income taxes	2,284	2,428
Goodwill	2,823	2,837
Other assets	1,785	1,816

Total assets	$25,603	$27,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-term debt	$536	$92
Accounts payable	2,429	3,188
Accrued liabilities	5,296	7,340

Total current liabilities	8,261	10,620

Long-term debt	3,365	4,092
Other liabilities	4,094	3,562
Stockholders' Equity
Preferred stock, $100 par value	—	—
Common stock: 12/31/09—$.01 par value; 12/31/08—$3 par value	23	6,831
Authorized shares: 12/31/09—4,200.0; 12/31/08—4,200.0
Issued shares: 12/31/09—2,314.2; 12/31/08—2,276.9
Outstanding shares: 12/31/09—2,312.1; 12/31/08—2,276.5
Additional paid-in capital	8,211	1,003
Retained earnings	3,827	3,878
Accumulated other comprehensive loss	(2,286)	(2,205)

Total Motorola, Inc. stockholders' equity	9,775	9,507
Noncontrolling interests	108	88

Total stockholders' equity	9,883	9,595

Total liabilities and stockholders' equity	$25,603	$27,869

See accompanying notes to consolidated financial statements.

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Motorola, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

	Motorola, Inc. Shareholders
			Accumulated Other Comprehensive Income (Loss)
(In millions, except per share amounts)	Shares	Common Stock and Additional Paid-In Capital	Fair Value Adjustment To Available For Sale Securities, Net of Tax	Foreign Currency Translation Adjustments, Net of Tax	Retirement Benefits Adjustments, Net of Tax	Other Items, Net of Tax	Retained Earnings	Noncontrolling Interests	Comprehensive Earnings (Loss)

Balances at January 1, 2007	2,399.1	$9,799	$37	$(126)	$(1,577)	$16	$9,096	$44

Net earnings (loss)							(49)	14	$(35)
Net unrealized losses on securities, net of tax of ($58)			(96)						(96)
Foreign currency translation adjustments, net of tax of $3				142					142
Purchases of a Noncontrolling interest equity								20
Amortization of retirement benefits adjustments, net of tax of $39					62				62
Year-end and other retirement adjustments, net of tax of $328					852				852
Issuance of common stock and stock options exercised	36.1	443
Share repurchase program	(171.2)	(3,035)
Excess tax benefits from share-based compensation		50
Share-based compensation expense		317
Net loss on derivative instruments, net of tax of ($6)						(16)			(16)
Dividends declared ($0.20 per share)							(468)

Balances at December 31, 2007	2,264.0	$7,574	$(59)	$16	$(663)	$—	$8,579	$78	$909

Cumulative effect—Postretirement Insurance Plan					(41)		(4)

Balances at January 1, 2008	2,264.0	$7,574	$(59)	$16	$(704)	$—	$8,575	$78

Net earnings (loss)							(4,244)	4	$(4,240)
Net unrealized gains on securities, net of tax of $36			61						61
Foreign currency translation adjustments, net of tax of $39				(149)					(149)
Purchases of a Noncontrolling interest equity								6
Amortization of retirement benefit adjustments net of tax of $10					19				19
Effect of U.S. pension plan freeze curtailment, net of tax of ($25)					(42)				(42)
Year-end and other retirement adjustments, net of tax of ($793)					(1,340)				(1,340)
Issuance of common stock and stock options exercised	21.9	134
Share repurchase program	(9.0)	(138)
Tax shortfalls from share-based compensation		(6)
Share-based compensation expense		270
Net loss on derivative instruments, net of tax of ($5)						(7)			(7)
Dividends declared ($0.20 per share)							(453)

Balances at December 31, 2008	2,276.9	$7,834	$2	$(133)	$(2,067)	$(7)	$3,878	$88	$(5,698)

Net earnings (loss)							(51)	23	$(28)
Net unrealized gain on securities, net of tax of $40			68						68
Foreign currency translation adjustments, net of tax of ($17)				70					70
Amortization of retirement benefit adjustments, net of tax of ($33)					(65)				(65)
Year-end and other retirement adjustments, net of tax of ($22)					(163)				(163)
Issuance of common stock and stock options exercised	37.3	111
Tax shortfalls from stock-based compensation		(12)
Share-based compensation expense		301
Net gain on derivative instruments, net of tax of $6						9			9
Dividends paid to noncontrolling interest on subsidiary common stock								(3)

Balances at December 31, 2009	2,314.2	$8,234	$70	$(63)	$(2,295)	$2	$3,827	$108	$(109)

See accompanying notes to consolidated financial statements.

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Motorola, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31
(In millions)	2009	2008	2007

Operating
Net loss attributable to Motorola, Inc.	$(51)	$(4,244)	$(49)
Less: Earnings attributable to noncontrolling interests	23	4	14

Net loss	(28)	(4,240)	(35)
Earnings from discontinued operations	60	—	56

Loss from continuing operations	(88)	(4,240)	(91)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	751	831	903
Non-cash other charges	38	2,516	213
Share-based compensation expense	296	280	315
Gain on sales of investments and businesses, net	(88)	(82)	(50)
Gain from extinguishment of long-term debt	(67)	—	—
Deferred income taxes	50	1,698	(747)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(10)	1,891	2,538
Inventories	1,349	(54)	556
Other current assets	960	466	(705)
Accounts payable and accrued liabilities	(2,618)	(1,631)	(2,303)
Other assets and liabilities	56	(1,433)	156

Net cash provided by operating activities	629	242	785

Investing
Acquisitions and investments, net	(50)	(282)	(4,568)
Proceeds from sales of investments and businesses, net	315	93	411
Distributions from investments	—	113	—
Capital expenditures	(275)	(504)	(527)
Proceeds from sales of property, plant and equipment	41	133	166
Proceeds from sales (purchases) of Sigma Fund investments, net	(922)	853	6,889
Proceeds from sales of short-term investments, net	223	388	8

Net cash provided by (used for) investing activities	(668)	794	2,379

Financing
Repayment of short-term borrowings, net	(86)	(50)	(242)
Repayment of debt	(132)	(225)	(1,386)
Proceeds from issuance of debt, net	6	7	1,415
Issuance of common stock	116	145	440
Purchase of common stock	—	(138)	(3,035)
Proceeds from settlement of financial instruments	—	158	—
Payment of dividends	(114)	(453)	(468)
Distributions to discontinued operations	—	(90)	(75)
Other, net	—	1	50

Net cash used for financing activities	(210)	(645)	(3,301)

Effect of exchange rate changes on cash and cash equivalents from continuing operations	54	(79)	73

Net increase (decrease) in cash and cash equivalents	(195)	312	(64)
Cash and cash equivalents, beginning of year	3,064	2,752	2,816

Cash and cash equivalents, end of year	$2,869	$3,064	$2,752

Cash Flow Information

Cash paid during the year for:
Interest, net	$320	$252	$312
Income taxes, net of refunds	159	407	440

See accompanying notes to consolidated financial statements.

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Motorola, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in millions, except as noted)

1.   Summary of Significant Accounting Policies

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and all controlled subsidiaries. All intercompany transactions and balances have been eliminated.

        Revenue Recognition:    The Company's material revenue streams are the result of a wide range of activities, from the delivery of stand-alone equipment to custom design and installation over a period of time to bundled sales of equipment, software and services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility of the sales price is reasonably assured. In addition to these general revenue recognition criteria, the following specific revenue recognition policies are followed:

        Products and Equipment—For product and equipment sales, revenue recognition generally occurs when products or equipment have been shipped, risk of loss has transferred to the customer, objective evidence exists that customer acceptance provisions have been met, no significant obligations remain and allowances for discounts, price protection, returns and customer incentives can be reliably estimated. Recorded revenues are reduced by these allowances. The Company bases its estimates on historical experience taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement. Where customer incentives cannot be reliably estimated, the Company recognizes revenue at the time the product sells through the distribution channel to the end customer.

        Long-Term Contracts—For long-term contracts that involve customization of the Company's equipment or software, the Company generally recognizes revenue using the percentage of completion method based on the percentage of costs incurred to date compared to the total estimated costs to complete the contract. In certain instances, when revenues or costs associated with long-term contracts cannot be reliably estimated or the contract involves unproven technologies or other inherent hazards, revenues and costs are deferred until the project is complete and customer acceptance is obtained. When current estimates of total contract revenue and contract costs indicate a contract loss, the loss is recognized in the period it becomes evident.

        Services—Revenue for services is generally recognized ratably over the contract term as services are performed.

        Software and Licenses—Revenue from pre-paid perpetual licenses is recognized at the inception of the arrangement, presuming all other relevant revenue recognition criteria are met. Revenue from non-perpetual licenses or term licenses is recognized ratably over the period that the licensee uses the license. Revenue from software maintenance, technical support and unspecified upgrades is generally recognized over the period that these services are delivered.

        Multiple Element Arrangements—Arrangements with customers may include multiple deliverables, including any combination of products, equipment, services and software. For multiple element arrangements including software or software-related elements, the Company applies the applicable authoritative accounting guidance to determine separate units of accounting and the amount of the arrangement fee to be allocated to those separate units of accounting. Multiple element arrangements that include software are separated into more than one unit of accounting when the following criteria are met: (i) the functionality of the delivered element(s) is not dependent on the undelivered element(s), (ii) there is vendor-specific objective evidence of the fair value of the undelivered element(s), and (iii) general revenue recognition criteria related to the delivered element(s) have been met. If any of these criteria are not met, revenue is deferred until the criteria are met or the last element has been delivered.

        For all other multiple element arrangements, deliverables are separated into more than one unit of accounting when the following criteria are met: (i) the delivered element(s) have value to the customer on a stand-alone basis, (ii) objective and reliable evidence of fair value exists for the undelivered element(s), and (iii) delivery of the undelivered element(s) is probable and substantially in the control of the Company. Revenue is allocated to each unit of accounting based on the relative fair value of each accounting unit or using the residual method if

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objective evidence of fair value does not exist for the delivered element(s). If any of these criteria are not met, revenue is deferred until the criteria are met or the last element has been delivered.

        When elements of an arrangement are separated into more than one unit of accounting, revenue is recognized for each separate unit of accounting based on the nature of the revenue as described above.

        Sales and Use Taxes—The Company records taxes imposed on revenue- producing transactions, including sales, use, value added and excise taxes, on a net basis with such taxes excluded from revenue.

        Cash Equivalents:    The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2009, and 2008, restricted cash was $206 million and $343 million, respectively.

        Sigma Fund:    The Company and its wholly-owned subsidiaries invest most of their U.S. dollar-denominated cash in a fund (the "Sigma Fund") that is designed to provide investment returns similar to a money market fund. The Sigma Fund portfolio is managed by four premier independent investment management firms. The investment guidelines of the Sigma Fund require that purchased investments must be high-quality, investment grade (rated at least A/A-1 by Standard & Poor's or A2/P-1 by Moody's Investor Services) U.S. dollar- denominated debt obligations, including certificates of deposit, commercial paper, government bonds, corporate bonds and asset-backed and mortgaged-backed securities. Except for debt obligations of the U.S. treasury and U.S. agencies, no more than 5% of the Sigma Fund portfolio is to consist of debt obligations of a single issuer. The Sigma Fund investment policies further require that floating rate investments must have a maturity at purchase date that is not in excess of 36 months with an interest rate that is reset at least annually. The average interest rate that is reset of investments held in the Sigma Fund must be 120 days or less.

        Investments in Sigma Fund are carried at fair value with changes in fair value recorded in the consolidated statements of operations. The Company primarily relies on valuation pricing models and broker quotes to determine the fair value of investments in the Sigma Fund. The valuation models are developed and maintained by third-party pricing services, and use a number of standard inputs, including benchmark yields, reported trades, broker/dealer quotes where the counterparty is standing ready and able to transact, issuer spreads, benchmark securities, bids, offers and reference data. For each asset class, quantifiable inputs related to perceived market movements and sector news may also be considered in addition to the standard inputs.

        Investments:    Investments in equity and debt securities classified as available-for-sale are carried at fair value. Debt securities classified as held-to-maturity are carried at amortized cost. Equity securities that are restricted for more than one year or that are not publicly traded are carried at cost. Certain investments are accounted for using the equity method if the Company has significant influence over the issuing entity.

        The Company assesses declines in the fair value of investments to determine whether such declines are other-than-temporary. This assessment is made considering all available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition and the near-term prospects of the entity issuing the security, and the Company's ability and intent to hold investment until recovery. Other-than-temporary impairments of investments are recorded to Other within Other income (expense) in the Company's consolidated statements of operations in the period in which they become impaired.

        Inventories:    Inventories are valued at the lower of average cost (which approximates cost on a first-in, first-out basis) or market (net realizable value or replacement cost).

        Property, Plant and Equipment:    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using straight-line and declining-balance methods, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-10 years) and commences once the assets are ready for their intended use.

        Goodwill and Intangible Assets:    Goodwill is not amortized, but instead is tested for impairment at least annually. The goodwill impairment test is performed at the reporting unit level and is a two-step analysis. First, the fair value of each reporting unit is compared to its book value. If the fair value of the reporting unit is less than its book value, the Company performs a hypothetical purchase price allocation based on the reporting unit's fair value to determine the fair value of the reporting unit's goodwill. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.

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        Intangible assets are generally amortized on a straight line basis over their respective estimated useful lives ranging from one to 14 years. The Company has no intangible assets with indefinite useful lives.

        Impairment of Long-Lived Assets:    Long-lived assets, which include intangible assets, held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset (group) to future net undiscounted cash flows to be generated by the asset (group). If an asset is considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amount of the asset exceeds the asset's fair value calculated using a discounted future cash flows analysis or market comparables. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.

        Income Taxes:    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period that includes the enactment date.

        Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Company evaluates deferred income taxes on a quarterly basis to determine if valuation allowances are required by considering available evidence. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carry-forwards, taxable income in carry-back years and tax planning strategies that are both prudent and feasible.

        The Company recognizes the effect of income tax positions only if sustaining those positions is more likely than not. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs. The Company records interest related to unrecognized tax benefits in Interest expense and penalties in Selling, general and administrative expenses in the Company's consolidated statements of operations.

        Long-term Receivables:    Long-term receivables include trade receivables where contractual terms of the note agreement are greater than one year. Long-term receivables are considered impaired when management determines collection of all amounts due according to the contractual terms of the note agreement, including principal and interest, is no longer probable. Impaired long-term receivables are valued based on the present value of expected future cash flows, discounted at the receivable's effective rate of interest, or the fair value of the collateral if the receivable is collateral dependent. Interest income and late fees on impaired long-term receivables are recognized only when payments are received. Previously impaired long-term receivables are no longer considered impaired and are reclassified to performing when they have performed under a workout or restructuring for four consecutive quarters.

        Foreign Currency:    Certain of the Company's non-U.S. operations use their respective local currency as their functional currency. Those operations that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included as a component of Accumulated other comprehensive income (loss) in the Company's consolidated balance sheets. For those operations that have the U.S. dollar as their functional currency, transactions denominated in the local currency are measured in U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement of monetary assets and liabilities are included in Other within Other income (expense) within the Company's consolidated statements of operations.

        Derivative Instruments:    Gains and losses on hedges of existing assets or liabilities are marked-to-market and the result is included in Other within Other income (expense) within the Company's consolidated statements of operations. Gains and losses on financial instruments that qualify for hedge accounting and are used to hedge firm future commitments or forecasted transactions are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

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        Earnings (Loss) Per Share:    The Company calculates its basic earnings (loss) per share based on the weighted-average effect of all common shares issued and outstanding. Net earnings (loss) attributable to Motorola, Inc. is divided by the weighted average common shares outstanding during the period to arrive at the basic earnings (loss) per share. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) attributable to Motorola, Inc. by the sum of the weighted average number of common shares used in the basic earnings (loss) per share calculation and the weighted average number of common shares that would be issued assuming exercise or conversion of all potentially dilutive securities, excluding those securities that would be anti-dilutive to the earnings (loss) per share calculation. Both basic and diluted earnings (loss) per share amounts are calculated for earnings (loss) from continuing operations and net earnings (loss) attributable to Motorola, Inc. for all periods presented.

        Share-Based Compensation Costs:    The Company has incentive plans that reward employees with stock options, stock appreciation rights, restricted stock and restricted stock units, as well as an employee stock purchase plan. The amount of compensation cost for these share-based awards is measured based on the fair value of the awards, as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest. The fair value of stock options, stock appreciation rights and the employee stock purchase plan is generally determined using a Black-Scholes option pricing model which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period.

        Retirement Benefits:    The Company records annual expenses relating to its pension benefit and postretirement plans based on calculations which include various actuarial assumptions, including discount rates, assumed asset rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The effects of the gains, losses, and prior service costs and credits are amortized over future service periods. The funding status, or projected benefit obligation less plan assets, for each plan, is reflected in the Company's consolidated balance sheets using a December 31 measurement date.

        Advertising Expense:    Advertising expenses, which are the external costs of marketing the Company's products, are expensed as incurred. Advertising expenses were $412 million, $790 million and $1.1 billion for the years ended December 31, 2009, 2008 and 2007, respectively.

        Use of Estimates:    The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable and long-term receivables, inventories, Sigma Fund, investments, goodwill, intangible and other long-lived assets, legal contingencies, guarantee obligations, indemnifications, and assumptions used in the calculation of income taxes, retirement and other post-employment benefits and allowances for discounts, price protection, product returns, and customer incentives, among others. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, energy markets and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

        Reclassifications:    Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 2009 presentation.

        Recent Accounting Pronouncements:    In October 2009, the Financial Accounting Standards Board ("FASB") issued new accounting guidance related to the recognition of revenue for multiple-deliverable arrangements. Under the new guidance, revenue may be allocated to the different elements in an arrangement based on relative estimated sales price. In October 2009, the FASB issued new accounting standards altering the scope of revenue recognition guidance for software deliverables to exclude items sold that include hardware with software that is essential to the hardware's functionality. This new guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is still assessing the potential impact of adopting this new guidance, but

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anticipates adopting the guidance prospectively in the first quarter of 2010 and, as a result, deferring less revenue under the new guidance than in prior periods.

        In June 2009, the FASB issued new authoritative guidance amending the accounting for transfers of financial assets. Key provisions of this amended guidance include (i) the removal of the concept of qualifying special purpose entities, (ii) the introduction of the concept of a participating interest, in circumstances in which a portion of a financial asset has been transferred, and (iii) the requirement that to qualify for sale accounting the transferor must evaluate whether it maintains effective control over transferred financial assets either directly or indirectly. Additionally, this guidance requires enhanced disclosures about transfers of financial assets and a transferor's continuing involvement. This guidance will be effective for the Company beginning January 1, 2010. The Company is still assessing the potential impact of adopting this guidance but does not expect adoption to have a material impact on the Company's consolidated financial statements.

        In June 2009, the FASB issued authoritative guidance to amend the manner in which entities evaluate whether consolidation is required for variable interest entities (VIEs). The model for determining whether an enterprise has a controlling financial interest and is the primary beneficiary of a VIE has changed significantly under the new guidance. Previously, variable interest holders had to determine whether they had a controlling financial interest in a VIE based on a quantitative analysis of the expected gains and/or losses of the entity. In contrast, the new guidance requires an enterprise with a variable interest in a VIE to qualitatively assess whether it has a controlling financial interest in the entity and, if so, whether it is the primary beneficiary. Furthermore, this guidance requires that companies continually evaluate VIEs for consolidation, rather than assessing VIEs based only upon the occurrence of triggering events. This guidance also requires enhanced disclosures about how a company's involvement with a VIE affects its financial statements and exposure to risks. The guidance will be effective for the Company beginning January 1, 2010. The Company is still assessing the potential impact of adopting this guidance but does not expect adoption to have a material impact on the Company's consolidated financial statements.

        In May 2009, the FASB issued guidance establishing general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance, among other things, sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The Company adopted this guidance effective with the issuance of its financial statements for the quarterly period ended July 4, 2009. The Company has evaluated subsequent events after December 31, 2009, through the date and time the financial statements were issued.

        In March 2008, the FASB issued new guidance related to disclosures about derivative instruments and hedging activities. This guidance, which enhances the disclosure related to derivative instruments and hedging activities to improve the transparency of financial reporting, is effective for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this guidance effective January 1, 2009. The disclosures required by this guidance are included in Note 5, "Risk Management."

        In December 2007, the FASB issued new guidance related to the accounting for and reporting of non-controlling interests (formerly minority interests) and for the loss of control of partially owned and consolidated subsidiaries. This guidance, which does not change the criteria for consolidating a partially owned entity, is effective for fiscal years beginning after December 15, 2008. The Company adopted this guidance effective January 1, 2009. The adoption has not had a material impact on the Company's consolidated financial statements.

        In December 2007, the FASB issued new guidance related to the accounting for business combinations. This guidance, which establishes requirements for the recognition and measurement of acquired assets, liabilities, goodwill and non-controlling interests and provides disclosure requirements related to business combinations, is effective for fiscal years beginning after December 15, 2008. The Company adopted this guidance effective January 1, 2009, and has applied the guidance prospectively to business combinations with an effective date on or after January 1, 2009. The adoption has not had a material impact on the Company's consolidated financial statements.

11

2.   Discontinued Operations

        During the year ended December 31, 2009, the Company completed the sales of: (i) Good Technology, and (ii) the Company's former biometrics business, which included its Printrak trademark. Collectively, the Company received $163 million in net cash and recorded a net gain on sale of the businesses of $175 million before income taxes. These amounts are included in Earnings from discontinued operations, net of tax, in the Company's consolidated statements of operations. The operating results of these businesses (each of which was formerly included as part of the Enterprise Mobility Solutions segment) through the date of their respective dispositions are reported as discontinued operations in the consolidated financial statements for the period ending December 31, 2009. For all other applicable prior periods, the operating results of these businesses have not been reclassified as discontinued operations since the results are not material to the Company's consolidated financial statements.

        During the year ended December 31, 2006, the Company completed the sale of its automotive electronics business to Continental AG. During the year ended December 31, 2004, the Company completed the separation and spin-off of Freescale Semiconductor, Inc. ("Freescale Semiconductor"). The financial results of the automotive electronics business and Freescale Semiconductor were reflected as discontinued operations in the consolidated financial statements and related notes thereto. During the year ended December 31, 2008, the discontinued operations activity reflected in the consolidated statements of cash flows primarily relates to the resolution and payment of certain indemnifications relating to a divestiture. During the year ended December 31, 2007, the discontinued operations activity primarily relates to resolutions of certain matters with the tax authorities and payments of post-retiree medical claims to former employees.

        The following table displays summarized activity in the Company's consolidated statements of operations for discontinued operations during the years ended December 31, 2009, 2008 and 2007.

Years Ended December 31	2009	2008	2007

Net sales	$19	$—	$—
Operating earnings	(11)	—	10
Gains on sales of investments and businesses, net	175	—	—
Earnings before income taxes	162	—	10
Income tax expense (benefit)	102	—	(46)
Earnings from discontinued operations, net of tax	60	—	56

3.   Other Financial Data

Statement of Operations Information

Other Charges

        Other charges included in Operating earnings (loss) consist of the following:

Years Ended December 31	2009	2008	2007

Other charges (income):
Intangibles amortization	$278	$318	$369
Reorganization of businesses	258	248	290
Separation-related transaction costs	42	59	—
Facility impairment	39	—	—
Environmental reserve charge	24	—	—
Goodwill impairment	—	1,619	—
Intangible asset impairments	—	136	89
Legal settlements and related insurance matters, net	—	14	140
In-process research and development charges	—	1	96
Gain on sale of property, plant and equipment	—	(48)	—

	$641	$2,347	$984

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Other Income (Expense)

        Interest income, net, and Other both included in Other income (expense) consist of the following:

Years Ended December 31	2009	2008	2007

Interest income, net:
Interest expense	$(213)	$(224)	$(365)
Interest income	81	272	456

	$(132)	$48	$91

Other:
Gain (loss) on Sigma Fund investments	$80	$(101)	$—
Gain from the extinguishment of the Company's outstanding long-term debt	67	14	—
Investment impairments	(77)	(365)	(44)
Foreign currency gain (loss)	(52)	(84)	97
Impairment charges on Sigma Fund investments	—	(186)	(18)
U.S. pension plan freeze curtailment gain	—	237	—
Liability extinguishment gain	—	56	—
Gain on interest rate swaps	—	24	—
Other	9	33	1

	$27	$(372)	$36

Loss Per Common Share

        Basic and diluted loss per common share from both continuing operations and net loss attributable to Motorola, Inc., including discontinued operations, is computed as follows:

	Continuing Operations			Net Loss attributable to Motorola, Inc.
Years Ended December 31	2009	2008	2007	2009	2008	2007

Basic loss per common share:
Loss	$(111)	$(4,244)	$(105)	$(51)	$(4,244)	$(49)
Weighted average common shares outstanding	2,295.6	2,265.4	2,312.7	2,295.6	2,265.4	2,312.7
Per share amount	$(0.05)	$(1.87)	$(0.05)	$(0.02)	$(1.87)	$(0.02)

Diluted loss per common share:
Loss	$(111)	$(4,244)	$(105)	$(51)	$(4,244)	$(49)

Diluted weighted average common shares outstanding	2,295.6	2,265.4	2,312.7	2,295.6	2,265.4	2,312.7

Per share amount	$(0.05)	$(1.87)	$(0.05)	$(0.02)	$(1.87)	$(0.02)

        For the years ended December 31, 2009, 2008 and 2007, the Company was in a net loss position and, accordingly, the basic and diluted weighted average shares outstanding are equal because any increase to the basic shares would be antidilutive. In the computation of diluted loss per common share from both continuing operations and on a net loss basis for the years ended December 31, 2009, 2008, and 2007, the assumed exercise of 176.4 million, 218.5 million and 209.6 million stock options, respectively, were excluded because their inclusion would have been antidilutive. In the computation of diluted loss per common share from both continuing operations and on a net loss basis for the years ended December 31, 2009, 2008 and 2007, 56.3 million, 32.6 million and 9.8 million restricted stock and restricted stock units, respectively, were excluded because their inclusion would have been antidilutive.

13

Balance Sheet Information

Sigma Fund

        Sigma Fund consists of the following:

	December 31, 2009		December 31, 2008
Fair Value	Current	Non-current	Current	Non-Current

Cash	$202	$—	$1,108	$—
Certificates of deposit	—	—	20	—
Securities:
U.S. government and agency obligations	4,408	—	752	—
Corporate bonds	367	63	1,616	366
Asset-backed securities	66	—	113	59
Mortgage-backed securities	49	3	81	41

	$5,092	$66	$3,690	$466

        During the year ended December 31, 2009, the Company recorded gains related to the Sigma Fund investments of $80 million in Other income (expense) in the consolidated statement of operations.

        During the year ended December 31, 2008, the Company recorded total charges related to Sigma Fund investments, including temporary unrealized losses and impairment charges, of $287 million in its consolidated statement of operations. During the year ended December 31, 2007, the Company recorded total charges of $18 million, all of which were impairment charges, in its consolidated statements of operations.

        During the fourth quarter of 2008, the Company changed its accounting for changes in the fair value of investments in the Sigma Fund. Prior to the fourth quarter of 2008, the Company distinguished between declines it considered temporary and declines it considered permanent. When it became probable that the Company would not collect all amounts it was owed on a security according to its contractual terms, the Company considered the security to be impaired and recorded the permanent decline in fair value in earnings. During 2008, the Company recorded $186 million of permanent impairments of Sigma Fund investments in the consolidated statement of operations. Beginning in the fourth quarter of 2008, the Company began recording all changes in the fair value of investments in the Sigma Fund in the consolidated statements of operations. In its stand-alone financial statements, the Sigma Fund uses "investment company" accounting practices and records all changes in the fair value of the underlying investments in earnings, whether such changes are considered temporary or permanent. The Company determined the underlying accounting practices of the Sigma Fund in its stand-alone financial statements should be retained in the Company's consolidated financial statements. Accordingly, the Company recorded the cumulative loss of $101 million on investments in the Sigma Fund investments in its consolidated statement of operations during the fourth quarter of 2008. The Company determined amounts that arose in periods prior to the fourth quarter of 2008 were not material to the consolidated results of operations in those periods.

        Securities with a significant temporary unrealized loss and a maturity greater than 12 months and defaulted securities have been classified as non-current in the Company's consolidated balance sheets. At December 31, 2009, $66 million of the Sigma Fund investments were classified as non-current, and the weighted average maturity of the Sigma Fund investments classified as non-current (excluding defaulted securities) was 24 months. At December 31, 2008, $466 million of the Sigma Fund investments were classified as non-current, and the weighted average maturity of the Sigma Fund investments classified as non-current (excluding defaulted securities) was 16 months.

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Investments

        Investments consist of the following:

	Recorded Value		Less
December 31, 2009	Short-term Investments	Investments	Unrealized Gains	Unrealized Losses	Cost Basis

Available-for-sale securities:
U.S. government and agency obligations	$—	$23	$1	$—	$22
Corporate bonds	2	10	—	—	12
Mortgage-backed securities	—	3	—	—	3
Common stock and equivalents	—	147	111	(1)	37

	2	183	112	(1)	74
Other securities, at cost	—	223	—	—	223
Equity method investments	—	53	—	—	53

	$2	$459	$112	$(1)	$350

	Recorded Value		Less
December 31, 2008	Short-term Investments	Investments	Unrealized Gains	Unrealized Losses	Cost Basis

Certificates of deposit	$225	$—	$—	$—	$225
Available-for-sale securities:
U.S. government and agency obligations	—	28	1	—	27
Corporate bonds	—	11	—	—	11
Asset-backed securities	—	1	—	—	1
Mortgage-backed securities	—	4	—	—	4
Common stock and equivalents	—	117	5	(2)	114

	225	161	6	(2)	382
Other securities, at cost	—	296	—	—	296
Equity method investments	—	60	—	—	60

	$225	$517	$6	$(2)	$738

        At December 31, 2009 and 2008, the Company had $2 million and $225 million, respectively, in short-term investments (which are highly-liquid fixed-income investments with an original maturity greater than three months but less than one year).

        At December 31, 2009, the Company's available-for-sale securities portfolio had an approximate fair market value of $185 million, which represented a cost basis of $74 million and a net unrealized gain of $111 million. At December 31, 2008, the Company's available-for-sale securities portfolio had an approximate fair market value of $161 million, which represented a cost basis of $157 million and a net unrealized gain of $4 million.

        During the years ended December 31, 2009, 2008 and 2007, the Company recorded investment impairment charges of $77 million, $365 million and $44 million, respectively, representing other-than-temporary declines in the value of the Company's available-for-sale investment portfolio. Investment impairment charges are included in Other within Other income (expense) in the Company's consolidated statements of operations.

        Gains on sales of investments and businesses, consists of the following:

Years Ended December 31	2009	2008	2007

Gains on sales of investments, net	$92	$82	$17
Gains (loss) on sales of businesses, net	(4)	—	33

	$88	$82	$50

        During the year ended December 31, 2009, the $88 million of net gains primarily relates to sales of certain of the Company's equity investments, of which $32 million of gain was attributable to a single investment. These gains were partially offset by a net loss on the sale of specific businesses. During the year ended December 31,

15

2008, the $82 million of net gains primarily related to sales of a number of the Company's equity investments, of which $29 million of gain was attributable to a single investment. During the year ended December 31, 2007, the $50 million of net gains was primarily related to a $34 million gain on the sale of the Company's embedded communication computing group.

Accounts Receivable

        Accounts receivable, net, consists of the following:

December 31	2009	2008

Accounts receivable	$3,637	$3,675
Less allowance for doubtful accounts	(142)	(182)

	$3,495	$3,493

Inventories

        Inventories, net, consist of the following:

December 31	2009	2008

Finished goods	$1,062	$1,710
Work-in-process and production materials	1,062	1,709

	2,124	3,419
Less inventory reserves	(816)	(760)

	$1,308	$2,659

        During the year ended December 31, 2008, the Company recorded a charge of $291 million for excess inventory due to a decision to consolidate software and silicon platforms in the Mobile Devices segment.

Other Current Assets

        Other current assets consists of the following:

December 31	2009	2008

Costs and earnings in excess of billings	$686	$1,094
Contract related deferred costs	616	861
Contractor receivables	342	378
Value-added tax refunds receivable	95	278
Other	445	529

	$2,184	$3,140

Property, plant, and equipment

        Property, plant and equipment, net, consists of the following:

December 31	2009	2008

Land	$127	$148
Building	1,823	1,905
Machinery and equipment	5,187	5,687

	7,137	7,740
Less accumulated depreciation	(4,983)	(5,298)

	$2,154	$2,442

        Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $471 million, $511 million and $537 million, respectively.

16

Other Assets

        Other assets consists of the following:

December 31	2009	2008

Intangible assets, net of accumulated amortization of $1,375 and $1,106	$593	$869
Contract related deferred costs	345	136
Royalty license arrangements	255	289
Value-added tax refunds receivable	127	117
Long-term receivables, net of allowances of $9 and $7	117	52
Other	348	353

	$1,785	$1,816

Accrued Liabilities

        Accrued liabilities consists of the following:

December 31	2009	2008

Deferred revenue	$1,325	$1,533
Compensation	634	703
Customer reserves	424	599
Billings in excess of costs and earnings	336	210
Tax liabilities	258	545
Customer downpayments	178	496
Contractor payables	240	318
Warranty reserves	226	285
Other	1,675	2,651

	$5,296	$7,340

Other Liabilities

        Other liabilities consists of the following:

December 31	2009	2008

Defined benefit plans, including split dollar life insurance policies	$2,450	$2,202
Deferred revenue	713	316
Postretirement health care benefit plan	287	261
Unrecognized tax benefits	196	312
Other	448	471

	$4,094	$3,562

Stockholders' Equity Information

        Share Repurchase Program:     During the year ended December 31, 2009, the Company did not repurchase any of its common shares. During the year ended December 31, 2008, the Company repurchased 9.0 million of its common shares at an aggregate cost of $138 million, or an average cost of $15.32 per share, all of which were repurchased during the three months ended March 29, 2008. During the year ended December 31, 2007, the Company repurchased 171.2 million of its common shares at an aggregate cost of $3.0 billion, or an average cost of $17.74 per share.

        Through actions taken in July 2006 and March 2007, the Board of Directors had authorized the Company to repurchase an aggregate amount of up to $7.5 billion of its outstanding shares of common stock over a period of time. This authorization expired in June 2009 and was not renewed. The Company has not repurchased any shares since the first quarter of 2008. All repurchased shares have been retired.

17

        Payment of Dividends:     During the year ended December 31, 2009, the Company paid $114 million in cash dividends to holders of its common stock, all of which was paid during the three months ended April 4, 2009, related to the payment of a dividend declared in November 2008. In February 2009, the Company announced that its Board of Directors suspended the declaration of quarterly dividends on the Company's common stock. The Company paid no cash dividends during the nine months ended December 31, 2009.

        Par Value Change:     On May 4, 2009, Motorola stockholders approved a change in the par value of Motorola common stock from $3.00 per share to $.01 per share. The change did not have an impact on the amount of the Company's Total stockholders' equity, but it did result in a reclassification of $6.9 billion between Common stock and Additional paid-in capital.

4.   Debt and Credit Facilities

Long-Term Debt

December 31	2009	2008

7.625% notes due 2010	$527	$527
8.0% notes due 2011	600	599
5.375% senior notes due 2012	400	400
6.0% senior notes due 2017	399	399
6.5% debentures due 2025	377	397
7.5% debentures due 2025	346	356
6.5% debentures due 2028	283	297
6.625% senior notes due 2037	444	596
5.22% debentures due 2097	196	195
Other long-term debt	214	178

	3,786	3,944
Adjustments, primarily unamortized gain on interest rate swap termination	110	151
Less: current portion	(531)	(3)

Long-term debt	$3,365	$4,092

Other Short-Term Debt

December 31	2009	2008

Notes to banks	$5	$89
Add: current portion of long-term debt	531	3

Notes payable and current portion of long-term debt	$536	$92

Weighted average interest rates on short-term borrowings throughout the year	3.1%	4.2%

        During 2009, the Company repurchased $199 million of its outstanding long-term debt for an aggregate purchase price of $133 million, including $4 million of accrued interest, all of which occurred during the three months ended April 4, 2009. The $199 million of long-term debt repurchased included principal amounts of: (i) $11 million of the $358 million then outstanding of the 7.50% Debentures due 2025 (the "2025 Debentures"), (ii) $20 million of the $399 million then outstanding of the 6.50% Debentures due 2025, (iii) $14 million of the $299 million then outstanding of the 6.50% Debentures due 2028, and (iv) $154 million of the $600 million then outstanding of the 6.625% Senior Notes due 2037. The Company recognized a gain of approximately $67 million related to these open market purchases in Other within Other income (expense) in the consolidated statements of operations.

        In December 2008, the Company completed the open market purchase of $42 million of the $400 million then aggregate principal amount outstanding of its 2025 Debentures. The $42 million principal amount of 2025 Debentures was purchased for an aggregate purchase price of approximately $28 million, including accrued interest as of the redemption date. During the year ended December 31, 2008, the Company recognized a gain of approximately $14 million related to this open market purchase in Other within Other income (expense) in the consolidated statements of operations.

18

        In October 2008, the Company repaid, at maturity, the entire $84 million aggregate principal amount outstanding of its 5.80% Notes due October 15, 2008. In March 2008, the Company repaid at maturity, the entire $114 million aggregate principal amount outstanding of its 6.50% Notes due March 1, 2008.

        Aggregate requirements for long-term debt maturities during the next five years are as follows: 2010—$531 million; 2011—$604 million; 2012—$405 million; 2013—$5 million; and 2014—$4 million.

Credit Facilities

        In June 2009, the Company elected to amend its domestic syndicated revolving credit facility (as amended from time to time, the "Credit Facility") that is scheduled to mature in December 2011. As part of the amendment, the Company reduced the size of the Credit Facility to the lesser of: (i) $1.5 billion, or (ii) an amount determined based on eligible domestic accounts receivable and inventory. If the Company elects to borrow under the Credit Facility, it would be required to pledge its domestic accounts receivables and, at its option, domestic inventory. As amended, the Credit Facility does not require the Company to meet any financial covenants unless remaining availability under the Credit Facility is less than $225 million. In addition, until borrowings are made under the Credit Facility, the Company is able to use its working capital assets in any capacity in conjunction with other capital market funding alternatives that may be available to the Company. As of and during the year ended December 31, 2009, there were no outstanding borrowings under this Credit Facility.

        At December 31, 2009, the commitment fee assessed against the daily average amounts unused was 75 basis points.

        The Company's current corporate credit ratings are "BBB-" with a negative outlook by Fitch Ratings ("Fitch"), "Baa3" with a negative outlook by Moody's Investors Service ("Moody's"), and "BB+" with a stable outlook by Standard & Poor's ("S&P").

5.   Risk Management

Derivative Financial Instruments

Foreign Currency Risk

        The Company uses financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy prohibits speculation in financial instruments for profit on the exchange rate price fluctuation, trading in currencies for which there are no underlying exposures, or entering into transactions for any currency to intentionally increase the underlying exposure. Instruments that are designated as part of a hedging relationship must be effective at reducing the risk associated with the exposure being hedged and are designated as part of a hedging relationship at the inception of the contract. Accordingly, changes in the market values of hedge instruments must be highly correlated with changes in market values of the underlying hedged items both at the inception of the hedge and over the life of the hedge contract.

        The Company's strategy related to foreign exchange exposure management is to offset the gains or losses on the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units' assessment of risk. The Company enters into derivative contracts for some of the Company's non-functional currency receivables and payables, which are primarily denominated in major currencies that can be traded on open markets. The Company typically uses forward contracts and options to hedge these currency exposures. In addition, the Company enters into derivative contracts for some firm commitments and some forecasted transactions, which are designated as part of a hedging relationship if it is determined that the transaction qualifies for hedge accounting under the provisions of the authoritative accounting guidance for derivative instruments and hedging activities. A portion of the Company's exposure is from currencies that are not traded in liquid markets and these are addressed, to the extent reasonably possible, by managing net asset positions, product pricing and component sourcing.

        At December 31, 2009, the Company had outstanding foreign exchange contracts totaling $1.7 billion, compared to $2.2 billion outstanding at December 31, 2008. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should generally offset losses and gains on the underlying assets, liabilities and transactions, except for the ineffective portion of the instruments, which are charged to Other within Other income (expense) in the Company's consolidated statements of operations.

19

        The following table shows the five largest net notional amounts of the positions to buy or sell foreign currency as of December 31, 2009 and the corresponding positions as of December 31, 2008:

	Notional Amount
Net Buy (Sell) by Currency	December 31, 2009	December 31, 2008

Euro	$(377)	$(445)
Brazilian Real	(342)	(356)
Chinese Renminbi	(297)	(481)
Japanese Yen	(236)	111
British Pound	143	122

        The Company did not have any fair value hedge activity during 2009. For the year ended December 31, 2009, income representing the ineffective portions of changes in the fair value of cash flow hedge positions was de minimus compared to expense of $2 million and income of $1 million for the years ended December 31, 2008 and 2007, respectively. These amounts are included in Other within Other income (expense) in the Company's consolidated statements of operations. The above amounts include the change in the fair value of derivative contracts related to the changes in the difference between the spot price and the forward price. These amounts are excluded from the measure of effectiveness. Expense (income) related to cash flow hedges that were discontinued for the years ended December 31, 2009, 2008 and 2007 are included in the amounts noted above.

        During the years ended December 31, 2009, 2008 and 2007, on a pre-tax basis, income (expense) of $(18) million, $3 million and $(16) million, respectively, was reclassified from equity to earnings in the Company's consolidated statements of operations.

        At December 31, 2009, the maximum term of derivative instruments that hedge forecasted transactions was 13 months. The weighted average duration of the Company's derivative instruments that hedge forecasted transactions was six months.

Interest Rate Risk

        At December 31, 2009, the Company's short-term debt consisted primarily of $5 million of short-term variable rate foreign debt. The Company has $3.9 billion of long-term debt, including the current portion of long-term debt, which is primarily priced at long-term, fixed interest rates.

        As part of its liability management program, the Company historically entered into interest rate swaps ("Hedging Agreements") to synthetically modify the characteristics of interest rate payments for certain of its outstanding long-term debt from fixed-rate payments to short-term variable rate payments. During the fourth quarter of 2008, the Company terminated all of its Hedging Agreements. The termination of the Hedging Agreements resulted in cash proceeds of approximately $158 million and a gain of approximately $173 million, which has been deferred and will be recognized as a reduction of interest expense over the remaining term of the associated debt.

        Prior to the termination of the Hedging Agreements in the fourth quarter of 2008, the Hedging Agreements were designated as part of fair value hedging relationships of the Company's long-term debt. As such, the changes in fair value of the Hedging Agreements and corresponding adjustments to the carrying amount of the debt were recognized in earnings. Interest expense on the debt was adjusted to include payments made or received under such Hedging Agreements. During 2008 (prior to the Hedging Agreements being terminated) the Company recognized expense of $1 million, representing the ineffective portion of changes in the fair value of the Hedging Agreements. This amount is included in Other within Other income (expense) in the Company's consolidated statement of operations.

        Certain of the terminated Hedging Agreements were originally entered into during the fourth quarter of 2007. The Company entered into the Hedging Agreements concurrently with the issuance of long-term debt to convert the fixed rate interest cost on the newly issued debt to a floating rate. The Hedging Agreements were originally designated as fair value hedges of the underlying debt, including the Company's credit spread. During the first quarter of 2008, the swaps were no longer considered effective hedges because of the volatility in the price of the Company's fixed-rate domestic term debt and the swaps were dedesignated. In the same period, the Company was able to redesignate the same Hedging Agreements as fair value hedges of the underlying debt, exclusive of the Company's credit spread. For the period of time that the Hedging Agreements were deemed ineffective hedges, the Company recognized a gain of $24 million in the Company's consolidated statements of operations, representing the increase in the fair value of the Hedging Agreements.

20

        Additionally, one of the Company's European subsidiaries has outstanding interest rate agreements ("Interest Agreements") relating to a Euro-denominated loan. The interest on the Euro-denominated loan is variable. The Interest Agreements change the characteristics of interest rate payments from variable to maximum fixed-rate payments. The Interest Agreements are not accounted for as a part of a hedging relationship and, accordingly, the changes in the fair value of the Interest Agreements are included in Other income (expense) in the Company's consolidated statements of operations. During the second quarter of 2009, the Company's European subsidiary terminated a portion of the Interest Agreements to ensure that the notional amount of the Interest Agreements matched the amount outstanding under the Euro-denominated loan. The termination of the Interest Agreements resulted in an expense of approximately $2 million. The weighted average fixed rate payments on these Interest Agreements was 5.34%. The fair value of the Interest Agreements at December 31, 2009 and December 31, 2008 were $(4) million and $(2) million, respectively.

Counterparty Risk

        The use of derivative financial instruments exposes the Company to counterparty credit risk in the event of nonperformance by counterparties. However, the Company's risk is limited to the fair value of the instruments when the derivative is in an asset position. The Company actively monitors its exposure to credit risk. At present time, all of the counterparties have investment grade credit ratings. The Company is not exposed to material credit risk with any single counterparty. As of December 31, 2009, the Company was exposed to an aggregate credit risk of $8 million with all counterparties.

        The following table summarizes the fair values and location in our consolidated balance sheet of all derivative financial instruments held by the Company:

	Fair Values of Derivative Instruments
	Assets		Liabilities
December 31, 2009	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location

Derivatives designated as hedging instruments:
Foreign exchange contracts	$5	Other assets	$1	Other liabilities
Derivatives not designated as hedging instruments:
Foreign exchange contracts	10	Other assets	16	Other liabilities
Interest agreement contracts	—	Other assets	4	Other liabilities

Total derivatives not designated as hedging instruments	10		20

Total derivatives	$15		$21

        The following table summarizes the effect of derivative instruments in our consolidated statements of operations:

Year Ended December 31, 2009	Loss on the Derivative Instrument	Statement of Operations Location

Derivatives designated as hedging instruments:
Foreign exchange contracts	$—	Foreign currency income (expense)
Derivatives not designated as hedging instruments:
Interest rate contracts	(16)	Other income (expense)
Foreign exchange contracts	(166)	Other income (expense)

Total derivatives not designated as hedging instruments	$(182)

21

        The following table summarizes the losses recognized in the consolidated financial statements:

Year Ended December 31, 2009	Foreign Exchange Contracts	Financial Statement Location

Derivatives in cash flow hedging relationships:
Loss recognized in Accumulated other comprehensive loss (effective portion)	$—	Accumulated other comprehensive loss
Loss reclassified from Accumulated other comprehensive loss into Net earnings (loss) (effective portion)	(18)	Cost of sales/Sales
Gain (loss) recognized in Net earnings (loss) on derivative (ineffective portion and amount excluded from effectiveness testing)	—	Other income (expense)

Stockholders' Equity

        Derivative instruments activity, net of tax, included in Accumulated other comprehensive income (loss) within the consolidated statements of stockholders' equity for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007

Balance at January 1	$(7)	$—	$16
Increase (decrease) in fair value	21	(9)	(6)
Reclassifications to earnings	(12)	2	(10)

Balance at December 31	$2	$(7)	$—

Fair Value of Financial Instruments

        The Company's financial instruments include cash equivalents, Sigma Fund investments, short-term investments, accounts receivable, long-term receivables, accounts payable, accrued liabilities, derivative financial instruments and other financing commitments. The Company's Sigma Fund, available-for-sale investment portfolios and derivative financial instruments are recorded in the Company's consolidated balance sheets at fair value. All other financial instruments, with the exception of long-term debt, are carried at cost, which is not materially different than the instruments' fair values.

        Using quoted market prices and market interest rates, the Company determined that the fair value of long-term debt at December 31, 2009 was $3.7 billion, compared to a face value of $3.9 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

Equity Price Market Risk

        At December 31, 2009, the Company's available-for-sale equity securities portfolio had an approximate fair market value of $147 million, which represented a cost basis of $37 million and a net unrealized gains of $110 million. These equity securities are held for purposes other than trading.

6.   Income Taxes

        Components of earnings (loss) from continuing operations before income taxes are as follows:

Years Ended December 31	2009	2008	2007

United States	$(882)	$(3,880)	$(2,540)
Other nations	717	1,247	2,164

	$(165)	$(2,633)	$(376)

22

        Components of income tax expense (benefit) are as follows:

Years Ended December 31	2009	2008	2007

United States	$(314)	$(618)	$40
Other nations	181	532	402
States (U.S.)	6	(5)	20

Current income tax expense	(127)	(91)	462

United States	4	1,702	(633)
Other nations	97	49	(50)
States (U.S.)	(51)	(53)	(64)

Deferred income tax expense (benefit)	50	1,698	(747)

Total income tax expense (benefit)	$(77)	$1,607	$(285)

        Deferred tax charges (benefits) that were recorded within Accumulated other comprehensive income (loss) in the Company's consolidated balance sheets resulted from retirement benefit adjustments, currency translation adjustments, net gains (losses) on derivative instruments and fair value adjustments to available-for-sale securities. The adjustments were ($25) million, ($738) million and $306 million for the years ended December 31, 2009, 2008 and 2007, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of non-U.S. subsidiaries. Undistributed earnings that the Company intends to reinvest indefinitely, and for which no U.S. federal income taxes have been provided, aggregate to $2.4 billion, $2.9 billion and $4.1 billion at December 31, 2009, 2008 and 2007, respectively. The portion of earnings not reinvested indefinitely may be distributed without an additional U.S. federal income tax charge given the U.S. federal tax accrued on undistributed earnings and the utilization of available foreign tax credits.

        Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax expense (benefit) are as follows:

Years Ended December 31	2009	2008	2007

Income tax expense (benefit) at statutory rate	$(58)	$(921)	$(131)
Taxes on non-U.S. earnings	(15)	123	(212)
State income taxes	(29)	(38)	(28)
Valuation allowances	(28)	2,321	(97)
Goodwill impairment	—	555	—
Tax on undistributed non-U.S. earnings	96	119	72
Other provisions	(48)	(541)	119
Research credits	(18)	(13)	(46)
Non-deductible acquisition charges	13	—	34
Taxes on sale of businesses	—	—	15
Other non-deductible costs	11	—	—
Section 199 deduction	(8)	—	—
Other	7	2	(11)

	$(77)	$1,607	$(285)

        Gross deferred tax assets were $8.9 billion and $9.8 billion at December 31, 2009 and 2008, respectively. Deferred tax assets, net of valuation allowances, were $6.0 billion and $7.2 billion at December 31, 2009 and 2008, respectively. Gross deferred tax liabilities were $2.7 billion and $3.7 billion at December 31, 2009 and 2008, respectively.

23

        Significant components of deferred tax assets (liabilities) are as follows:

December 31	2009	2008

Inventory	$312	$308
Accrued liabilities and allowances	358	483
Employee benefits	1,388	1,235
Capitalized items	551	468
Tax basis differences on investments	90	171
Depreciation tax basis differences on fixed assets	29	37
Undistributed non-U.S. earnings	(235)	(278)
Tax carryforwards	3,240	3,001
Available-for-sale securities	(41)	(1)
Business reorganization	53	70
Warranty and customer reserves	210	215
Deferred revenue and costs	199	184
Valuation allowances	(2,907)	(2,692)
Deferred charges	51	45
Other	35	225

	$3,333	$3,471

        The Company accounts for income taxes by recognizing deferred tax assets and liabilities using enacted tax rates for the effect of the temporary differences between the book and tax basis of recorded assets and liabilities. The Company makes estimates and judgments with regard to the calculation of certain income tax assets and liabilities. Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified.

        The Company evaluates deferred income taxes on a quarterly basis to determine if valuation allowances are required by considering available evidence, including historical and projected taxable income and tax planning strategies that are both prudent and feasible. As of December 31, 2009, the Company's U.S. operations had generated three consecutive years of pre-tax losses, which are attributable to the Mobile Devices segment. During 2007, 2008 and 2009, the Home, Networks and Enterprise Mobility Solutions segments had taxable income in the U.S. and worldwide. Because of the 2007, 2008 and 2009 losses at Mobile Devices, the Company believes that the weight of negative historic evidence precludes it from considering any forecasted income from the Mobile Devices business in its analysis of the recoverability of deferred tax assets. However, based on the sustained profits of the other businesses, the Company believes that the weight of positive historic evidence allows it to include forecasted income from the other businesses in its analysis of the recoverability of its deferred tax assets. The Company also considered in its analysis tax planning strategies that are prudent and can be reasonably implemented. During 2008, the Company recorded a partial valuation allowance of $2.1 billion against a portion of its U.S. tax carry forwards that were more likely than not to expire. During 2009, the Company increased its U.S. valuation allowance by $90 million, primarily relating to capital losses realized from the disposition of a subsidiary, which is accounted for as part of discontinued operations, offset by a decrease in the valuation allowance for refundable general business credits. The Company recorded additional valuation allowances relating to tax carryforwards and deferred tax assets of non-U.S. subsidiaries, including Brazil and Mexico that the Company believes are more likely than not to expire or go unused.

        At December 31, 2009 and 2008, the Company had valuation allowances of $2.9 billion and $2.7 billion, respectively, against its deferred tax assets, including $422 million and $297 million, respectively, relating to deferred tax assets for non-U.S. subsidiaries. The Company's valuation allowances for its non-U.S. subsidiaries had a net increase of $125 million during 2009. The increase is primarily caused by exchange rate variances and the creation of additional valuation allowances in Brazil and Mexico. The U.S. valuation allowance relates primarily to tax carryforwards, including foreign tax credits, general business credits and tax carryforwards of acquired businesses which have limitations upon their use, state tax carryforwards and future capital losses related to certain investments. The Company believes that the remaining deferred tax assets are more likely than not to be realizable based on estimates of future taxable income and the implementation of tax planning strategies.

24

        Tax carryforwards are as follows:

December 31, 2009	Gross Tax Loss	Tax Effected	Expiration Period

United States:
U.S. tax losses	$694	$243	2018-2028
Foreign tax credits	n/a	1,972	2011-2019
General business credits	n/a	343	2017-2029
Minimum tax credits	n/a	109	Unlimited
State tax losses	3,758	115	2010-2029
State tax credits	n/a	51	2010-2025
Non-U.S. Subsidiaries:
Brazil tax losses	195	66	Unlimited
China tax losses	76	16	2012-2014
United Kingdom tax losses	272	76	Unlimited
Germany tax losses	290	84	Unlimited
Singapore tax losses	138	23	Unlimited
Other subsidiaries tax losses	84	26	Various
Spain tax credits	n/a	32	2014-2022
Other subsidiaries tax credits	n/a	84	Unlimited

		$3,240

        The Company had unrecognized tax benefits of $466 million and $914 million at December 31, 2009 and December 31, 2008, respectively, of which approximately $100 million and $580 million, respectively, if recognized, would affect the effective tax rate, net of resulting changes to valuation allowances.

        A roll-forward of unrecognized tax benefits, including those attributable to discontinued operations, is as follows:

	2009	2008

Balance at January 1	$914	$1,400
Additions based on tax positions related to current year	29	46
Additions for tax positions of prior years	60	141
Reductions for tax positions of prior years	(96)	(642)
Settlements	(439)	(31)
Lapse of statute of limitations	(2)	—

Balance at December 31	$466	$914

        During the second quarter of 2009, the Company concluded its Internal Revenue Service ("IRS") audits for tax years 1996-2003. As a result of the foregoing and resolution of certain Non-U.S. audits, the Company reduced its unrecognized tax benefits by $463 million, of which $31 million was recognized as a tax benefit and the remainder primarily reduced tax carry forwards and other deferred tax assets. In relation to the Company's 1996-2003 IRS audit resolution, the Company received a $126 million tax refund and $62 million interest refund during the third quarter of 2009. The refunds primarily relate to tax refund claims dating prior to the 1996-2003 audit cycle, which were held pending the final resolution of the 1996-2003 audit cycle. In the fourth quarter of 2009, the Company recognized $16 million of previously unrecognized tax benefits, which resulted from the favorable resolution of a matter with Non-U.S. tax authorities.

25

        The IRS is currently examining the Company's 2006 and 2007 tax years. The Company also has several state and non-U.S. audits pending. A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Tax Years

United States	2004—2009
Brazil	2004—2009
China	2000—2009
France	2004—2009
Germany	2005—2009
India	1996—2009
Israel	2007—2009
Japan	2003—2009
Malaysia	1998—2009
Singapore	1999—2009
United Kingdom	2007—2009

Above amounts include federal as well as state, provincial or similar local jurisdictions, as applicable.

        Although the final resolution of the Company's global tax disputes is uncertain, based on current information, in the opinion of the Company's management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations. However, an unfavorable resolution of the Company's global tax disputes could have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations in the periods in which the matters are ultimately resolved.

        Based on the potential outcome of the Company's global tax examinations, the expiration of the statute of limitations for specific jurisdictions, or the continued ability to satisfy tax incentive obligations, it is reasonably possible that the unrecognized tax benefits will decrease within the next 12 months. The associated net tax benefits, which would favorably impact the effective tax rate, excluding changes to valuation allowances, are estimated to be in the range of $0 to $225 million, with cash payments in the range of $0 to $125 million.

        At December 31, 2009, the Company had $25 million and $15 million accrued for interest and penalties, respectively, on unrecognized tax benefits. At December 31, 2008, the Company had $47 million and $11 million accrued for interest and penalties, respectively, on unrecognized tax benefits.

7.   Retirement Benefits

Pension Benefit Plans

        The Company's noncontributory pension plan (the "Regular Pension Plan") covers U.S. employees who became eligible after one year of service. The benefit formula is dependent upon employee earnings and years of service. Effective January 1, 2005, newly-hired employees were not eligible to participate in the Regular Pension Plan. The Company also provides defined benefit plans which cover non-U.S. employees in certain jurisdictions, principally the United Kingdom, Germany, Ireland, Japan and Korea (the "Non-U.S. Plans"). Other pension plans are not material to the Company either individually or in the aggregate.

        The Company has a noncontributory supplemental retirement benefit plan (the "Officers' Plan") for its officers elected prior to December 31, 1999. The Officers' Plan contains provisions for vesting and funding the participants' expected retirement benefits when the participants meet the minimum age and years of service requirements. Elected officers who were not yet vested in the Officers' Plan as of December 31, 1999 had the option to remain in the Officers' Plan or elect to have their benefit bought out in restricted stock units. Effective December 31, 1999, newly elected officers are not eligible to participate in the Officers' Plan. Effective June 30, 2005, salaries were frozen for this plan.

        The Company has an additional noncontributory supplemental retirement benefit plan, the Motorola Supplemental Pension Plan ("MSPP"), which provides supplemental benefits to individuals by replacing the Regular Pension Plan benefits that are lost by such individuals under the retirement formula due to application of the limitations imposed by the Internal Revenue Code. However, elected officers who are covered under the Officers' Plan or who participated in the restricted stock buy-out are not eligible to participate in MSPP. Effective January 1, 2007, eligible compensation was capped at the IRS limit plus $175,000 (the "Cap") or, for those already in excess of the Cap as of January 1, 2007, the eligible compensation used to compute such employee's

26

MSPP benefit for all future years will be the greater of: (i) such employee's eligible compensation as of January 1, 2007 (frozen at that amount), or (ii) the relevant Cap for the given year. Additionally, effective January 1, 2009, the MSPP was closed to new participants unless such participation was required under a prior contractual entitlement.

        In February 2007, the Company amended the Regular Pension Plan and the MSPP, modifying the definition of average earnings. For the years ended prior to December 31, 2007, benefits were calculated using the rolling average of the highest annual earnings in any five years within the previous ten calendar year period. Beginning in January 2008, the benefit calculation was based on the set of the five highest years of earnings within the ten calendar years prior to December 31, 2007, averaged with earnings from each year after 2007. In addition, effective January 2008, the Company amended the Regular Pension Plan, modifying the vesting period from five years to three years.

        In December 2008, the Company amended the Regular Pension Plan, the Officers' Plan and the MSPP. Effective March 1, 2009, (i) no participant shall accrue any benefit or additional benefit on and after March 1, 2009, and (ii) no compensation increases earned by a participant on and after March 1, 2009 shall be used to compute any accrued benefit. Additionally, no service performed on and after March 1, 2009, shall be considered service for any purpose under the MSPP. The Company recognized a $237 million curtailment gain associated with this plan amendment in 2008.

        The net periodic pension cost (benefit) for the Regular Pension Plan, Officers' Plan and MSPP and Non-U.S. plans was as follows:

Regular Pension Plan

Years Ended December 31	2009	2008	2007

Service cost	$14	$98	$133
Interest cost	336	323	311
Expected return on plan assets	(380)	(391)	(350)
Amortization of:
Unrecognized net loss	78	52	107
Unrecognized prior service cost	—	(31)	(27)
Curtailment gain	—	(232)	—

Net periodic pension cost (benefit)	$48	$(181)	$174

Officers' Plan and MSPP

Years Ended December 31	2009	2008	2007

Service cost	$—	$3	$4
Interest cost	6	7	7
Expected return on plan assets	(2)	(2)	(3)
Amortization of:
Unrecognized net loss	3	1	4
Unrecognized prior service cost	—	(1)	(1)
Curtailment gain	—	(5)	—
Settlement loss	17	5	6

Net periodic pension cost	$24	$8	$17

27

Non-U.S. Plans

Years Ended December 31	2009	2008	2007

Service cost	$26	$34	$45
Interest cost	77	87	90
Expected return on plan assets	(69)	(84)	(76)
Amortization of:
Unrecognized net loss	7	1	14
Unrecognized prior service cost	1	1	—
Settlement/curtailment gain	(1)	(7)	—

Net periodic pension cost	$41	$32	$73

        The status of the Company's plans is as follows:

	2009			2008
	Regular	Officers' and MSPP	Non U.S.	Regular	Officers' and MSPP	Non U.S.

Change in benefit obligation:
Benefit obligation at January 1	$5,110	$116	$1,221	$4,879	$118	$1,689
Service cost	14	—	26	98	3	34
Interest cost	336	6	77	323	7	87
Plan amendments	—	—	2	—	—	1
Settlement/curtailment	—	—	(7)	(168)	(2)	—
Actuarial (gain) loss	592	(20)	214	207	7	(149)
Foreign exchange valuation adjustment	—	—	87	—	—	(353)
Employee contributions	—	—	6	—	—	6
Tax payments	—	(1)	—	—	(1)	—
Benefit payments	(231)	(49)	(50)	(229)	(16)	(94)

Benefit obligation at December 31	5,821	52	1,576	5,110	116	1,221

Change in plan assets:
Fair value at January 1	3,295	56	957	4,674	66	1,403
Return on plan assets	754	1	123	(1,390)	4	(107)
Company contributions	80	10	39	240	3	54
Employee contributions	—	—	6	—	—	6
Foreign exchange valuation adjustment	—	—	72	—	—	(305)
Tax payments from plan assets	—	(1)	—	—	(1)	—
Benefit payments from plan assets	(231)	(49)	(50)	(229)	(16)	(94)

Fair value at December 31	3,898	17	1,147	3,295	56	957

Funded status of the plan	(1,923)	(35)	(429)	(1,815)	(60)	(264)
Unrecognized net loss	2,863	13	342	2,722	48	180
Unrecognized prior service cost	—	—	6	—	—	4

Prepaid (accrued) pension cost	$940	$(22)	$(81)	$907	$(12)	$(80)

Components of prepaid (accrued) pension cost:
Non-current benefit liability	$(1,923)	$(35)	$(429)	$(1,815)	$(60)	$(264)
Deferred income taxes	1,062	6	24	1,008	19	14
Accumulated other comprehensive income (loss)	1,801	7	324	1,714	29	170

Prepaid (accrued) pension cost	$940	$(22)	$(81)	$907	$(12)	$(80)

        It is estimated that the net periodic cost for 2010 will include amortization of the unrecognized net loss and prior service costs for the Regular Plan, Officers' and MSPP Plans, and Non-U.S. Plans, currently included in Accumulated other comprehensive income (loss), of $151 million, $2 million, and $15 million, respectively.

28

        The Company uses a five-year, market-related asset value method of amortizing asset-related gains and losses. Prior service costs are being amortized over periods ranging from 11 to 12 years. Benefits under all pension plans are valued based upon the projected unit credit cost method.

        Certain actuarial assumptions such as the discount rate and the long-term rate of return on plan assets have a significant effect on the amounts reported for net periodic cost and benefit obligation. The assumed discount rates reflect the prevailing market rates of a universe of high-quality, non-callable, corporate bonds currently available that, if the obligation were settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. The long-term rates of return on plan assets represents an estimate of long-term returns on an investment portfolio consisting of a mixture of equities, fixed income, cash and other investments similar to the actual investment mix. In determining the long-term return on plan assets, the Company considers long-term rates of return on the asset classes (both historical and forecasted) in which the Company expects the plan funds to be invested.

        Weighted average actuarial assumptions used to determine costs for the plans were as follows:

	2009		2008
December 31	U.S.	Non U.S.	U.S.	Non U.S.

Discount rate	6.75%	6.23%	6.75%	5.73%
Investment return assumption (Regular Plan)	8.25%	6.86%	8.50%	6.55%
Investment return assumption (Officers' Plan)	6.00%	N/A	6.00%	N/A

        Weighted average actuarial assumptions used to determine benefit obligations for the plans were as follows:

	2009		2008
December 31	U.S.	Non U.S.	U.S.	Non U.S.

Discount rate	6.00%	5.46%	6.75%	6.16%
Future compensation increase rate (Regular Plan)	0.00%	4.28%	0.00%	4.24%
Future compensation increase rate (Officers' Plan)	0.00%	N/A	0.00%	N/A

        The accumulated benefit obligations for the plans were as follows:

	2009			2008
December 31	Regular	Officers' and MSPP	Non U.S.	Regular	Officers' and MSPP	Non U.S.

Accumulated benefit obligation	$5,821	$52	$1,527	$5,110	$116	$1,163

        The Company has adopted a pension investment policy designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the pension plans retain professional investment managers that invest plan assets in equity and fixed income securities and cash. In addition, some plans invest in insurance contracts. The Company's measurement date of its plan assets and obligations is December 31. The Company has the following target mixes for these asset classes, which are readjusted periodically, when an asset class weighting deviates from the target mix, with the goal of achieving the required return at a reasonable risk level:

	Target Mix
Asset Category	2009	2008

Equity securities	63%	71%
Fixed income securities	35%	27%
Cash and other investments	2%	2%

29

        The weighted-average pension plan asset allocation by asset categories:

	Actual Mix
December 31	2009	2008

Equity securities	65%	63%
Fixed income securities	32%	34%
Cash and other investments	3%	3%

        Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities including both domestic and international stocks. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities ranging from U.S. Treasury issues, corporate debt securities, mortgage and asset-backed securities, as well as international debt securities. In the cash and other investments asset class, investments may be in cash, cash equivalents or insurance contracts.

        The Company expects to make cash contributions of approximately $150 million to its U.S. pension plans and approximately $50 million to its non-U.S. pension plans in 2010.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Regular	Officers and MSPP	Non U.S.

2010	$267	$8	$45
2011	247	5	47
2012	256	7	49
2013	272	5	51
2014	285	2	53
2015-2019	1,714	22	303

Postretirement Health Care Plan

        Certain health care benefits are available to eligible domestic employees meeting certain age and service requirements upon termination of employment (the "Postretirement Health Care Benefits Plan"). For eligible employees hired prior to January 1, 2002, the Company offsets a portion of the postretirement medical costs to the retired participant. As of January 1, 2005, the Postretirement Health Care Benefit Plan has been closed to new participants. The benefit obligation and plan assets for the Postretirement Health Care Benefit Plan have been measured as of December 31, 2009.

        The assumptions used were as follows:

December 31	2009	2008

Discount rate for obligations	5.75%	6.75%
Investment return assumptions	8.25%	8.50%

        Net Postretirement Health Care Benefit Plan expenses were as follows:

Years Ended December 31	2009	2008	2007

Service cost	$6	$6	$7
Interest cost	27	26	23
Expected return on plan assets	(18)	(20)	(19)
Amortization of:
Unrecognized net loss	7	5	6
Unrecognized prior service cost	(2)	(2)	(2)

Net postretirement health care expense	$20	$15	$15

30

        The funded status of the plan is as follows:

	2009	2008

Change in benefit obligation:
Benefit obligation at January 1	$429	$395
Service cost	6	6
Interest cost	27	26
Actuarial (gain) loss	32	35
Benefit payments	(33)	(33)

Benefit obligation at December 31	461	429

Change in plan assets:
Fair value at January 1	168	251
Return on plan assets	35	(73)
Company contributions	—	16
Benefit payments made with plan assets	(29)	(26)

Fair value at December 31	174	168

Funded status of the plan	(287)	(261)
Unrecognized net loss	231	223
Unrecognized prior service cost	(3)	(5)

Accrued postretirement health care cost	$(59)	$(43)

        Components of accrued postretirement health care cost:

Years Ended December 31	2009	2008

Non-current liability	$(287)	$(261)
Deferred income taxes	101	101
Accumulated other comprehensive income (loss)	127	117

Accrued postretirement health care cost	$(59)	$(43)

        It is estimated that the net periodic cost for the Postretirement Health Care Benefit Plan in 2010 will include amortization of the unrecognized net loss and prior service costs, currently included in Accumulated other comprehensive income (loss), of $8 million.

        The Company has adopted an investment policy for plan assets designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the plan retains professional investment managers that invest plan assets in equity and fixed income securities and cash. The Company uses long-term historical actual return experience with consideration of the expected investment mix of the plans' assets, as well as future estimates of long-term investment returns, to develop its expected rate of return assumption used in calculating the net periodic cost and the net retirement healthcare expense. The Company has the following target mixes for these asset classes, which are readjusted at least periodically, when an asset class weighting deviates from the target mix, with the goal of achieving the required return at a reasonable risk level:

	Target Mix
Asset Category	2009	2008

Equity securities	65%	75%
Fixed income securities	34%	24%
Cash and other investments	1%	1%

31

        The weighted-average asset allocation for plan assets by asset categories:

	Actual Mix
December 31	2009	2008

Equity securities	67%	64%
Fixed income securities	30%	32%
Cash and other investments	3%	4%

        Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities including both domestic and international stocks. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities ranging from U.S. Treasury issues, corporate debt securities, mortgages and asset-backed issues, as well as international debt securities. In the cash asset class, investments may be in cash and cash equivalents.

        The Company expects to make no cash contributions to the Postretirement Health Care plan in 2010. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year

2010	$40
2011	38
2012	36
2013	34
2014	33
2015-2019	163

        The health care trend rate used to determine the December 31, 2009 accumulated postretirement benefit obligation is 8.5% for 2010. Beyond 2010, the rate is assumed to decrease by about 0.7% per year until it reaches 5% by 2015 and then remains flat. The health care trend rate used to determine the December 31, 2008 accumulated postretirement benefit obligation was 8.5%.

        Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

	1% Point Increase	1% Point Decrease

Increase (decrease) in:
Accumulated postretirement benefit obligation	$17	$(14)
Net retiree health care expense	1	(1)

        The Company maintains a lifetime cap on postretirement health care costs, which reduces the liability duration of the plan. A result of this lower duration is a decreased sensitivity to a change in the discount rate trend assumption with respect to the liability and related expense.

        The Company has no significant postretirement health care benefit plans outside the United States.

Other Benefit Plans

        The Company maintains a number of endorsement split-dollar life insurance policies that were taken out on now-retired officers under a plan that was frozen prior to December 31, 2004. The Company had purchased the life insurance policies to insure the lives of employees and then entered into a separate agreement with the employees that split the policy benefits between the Company and the employee. Motorola owns the policies, controls all rights of ownership, and may terminate the insurance policies. To effect the split-dollar arrangement, Motorola endorsed a portion of the death benefits to the employee and upon the death of the employee, the employee's beneficiary typically receives the designated portion of the death benefits directly from the insurance company and the Company receives the remainder of the death benefits.

        The Company adopted new accounting guidance on accounting for split-dollar life insurance arrangements as of January 1, 2008. This guidance requires that a liability for the benefit obligation be recorded because the promise of postretirement benefit had not been settled through the purchase of an endorsement split-dollar life

32

insurance arrangement. As a result of the adoption of this new guidance, the Company recorded a liability representing the actuarial present value of the future death benefits as of the employees' expected retirement date of $45 million with the offset reflected as a cumulative-effect adjustment to January 1, 2008 Retained earnings and Accumulated other comprehensive income (loss) in the amounts of $4 million and $41 million, respectively, in the Company's consolidated statement of stockholders' equity. It is currently expected that minimal, if any, further cash payments will be required to fund these policies.

        The net periodic cost for these split-dollar life insurance arrangements was $6 million in both the years ended December 31, 2009 and 2008. The Company has recorded a liability representing the actuarial present value of the future death benefits as of the employees' expected retirement date of $48 million and $47 million as of December 31, 2009 and December 31, 2008, respectively.

Defined Contribution Plan

        The Company and certain subsidiaries have various defined contribution plans, in which all eligible employees participate. In the U.S., the 401(k) plan is a contributory plan. Matching contributions are based upon the amount of the employees' contributions. Effective January 1, 2005, newly hired employees have a higher maximum matching contribution at 4% on the first 5% of employee contributions, compared to 3% on the first 6% of employee contributions for employees hired prior to January 2005. Effective January 1, 2009, the Company temporarily suspended all matching contributions to the Motorola 401(k) plan. The Company's expenses, primarily relating to the employer match, for all defined contribution plans, for the years ended December 31, 2009, 2008 and 2007 were $8 million, $95 million and $116 million, respectively.

8.   Share-Based Compensation Plans and Other Incentive Plans

Stock Options, Stock Appreciation Rights and Employee Stock Purchase Plan

        The Company grants options to acquire shares of common stock to certain employees, and existing option holders in connection with the merging of option plans following an acquisition. Each option granted and stock appreciation right has an exercise price of no less than 100% of the fair market value of the common stock on the date of the grant. The awards have a contractual life of five to ten years and vest over two to four years. Stock options and stock appreciation rights assumed or replaced with comparable stock options or stock appreciation rights in conjunction with a change in control only become exercisable if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.

        The employee stock purchase plan allows eligible participants to purchase shares of the Company's common stock through payroll deductions of up to 10% of eligible compensation on an after-tax basis. Plan participants cannot purchase more than $25,000 of stock in any calendar year. The price an employee pays per share is 85% of the lower of the fair market value of the Company's stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. For the years ended December 31, 2009, 2008 and 2007, employees purchased 29.4 million, 18.9 million and 10.2 million shares, respectively, at purchase prices of $3.60 and $3.68, $7.91 and $6.07, and $14.93 and $15.02, respectively.

        The Company calculates the value of each employee stock option, estimated on the date of grant, using the Black-Scholes option pricing model. The weighted- average estimated fair value of employee stock options granted during 2009, 2008 and 2007 was $2.78, $3.47 and $5.95, respectively, using the following weighted- average assumptions:

	2009	2008	2007

Expected volatility	57.1%	56.4%	28.3%
Risk-free interest rate	1.9%	2.4%	4.5%
Dividend yield	0.0%	2.7%	1.1%
Expected life (years)	3.9	5.5	6.5

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        The Company uses the implied volatility for traded options on the Company's stock as the expected volatility assumption required in the Black-Scholes model. The selection of the implied volatility approach was based upon the availability of actively traded options on the Company's stock and the Company's assessment that implied volatility is more representative of future stock price trends than historical volatility.

        The risk-free interest rate assumption is based upon the average daily closing rates during the year for U.S. treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on the Company's future expectation of dividend payouts. The expected life of employee stock options represents the average of the contractual term of the options and the weighted-average vesting period for all option tranches.

        The Company has applied a forfeiture rate, estimated based on historical data, of 13%-45% to the option fair value calculated by the Black-Scholes option pricing model. This estimated forfeiture rate is applied to grants based on their remaining vesting term and may be revised in subsequent periods if actual forfeitures differ from this estimate.

        Stock option activity was as follows (in thousands, except exercise price and employee data):

	2009		2008		2007
Years Ended December 31	Shares Subject to Options	Wtd. Avg. Exercise Price	Shares Subject to Options	Wtd. Avg. Exercise Price	Shares Subject to Options	Wtd. Avg. Exercise Price

Options outstanding at January 1	228,145	$17	224,255	$19	233,445	$18
Options granted	62,576	6	39,764	8	40,257	18
Options exercised	(1,439)	6	(1,920)	7	(26,211)	11
Options terminated, canceled or expired	(127,855)	18	(33,954)	18	(23,236)	19

Options outstanding at December 31	161,427	12	228,145	17	224,255	19

Options exercisable at December 31	77,260	17	148,072	19	138,741	19
Approx. number of employees granted options	22,095		3,300		32,000

        At December 31, 2009, the Company had $171 million of total unrecognized compensation expense, net of estimated forfeitures, related to stock option plans and the employee stock purchase plan that will be recognized over the weighted average period of approximately one year. Cash received from stock option exercises and the employee stock purchase plan was $116 million, $145 million and $440 million for the years ended December 31, 2009, 2008 and 2007, respectively. The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $1 million, $2 million and $177 million, respectively. The aggregate intrinsic value for options outstanding and exercisable as of December 31, 2009 was $128 million and $27 million, respectively, based on a December 31, 2009 stock price of $7.76 per share.

        At December 31, 2009 and 2008, 60.5 million shares and 72.2 million shares, respectively, were available for future share-based award grants under the 2006 Motorola Omnibus Plan, covering all equity awards to employees and non-employee directors.

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        The following table summarizes information about stock options outstanding and exercisable at December 31, 2009 (in thousands, except exercise price and years):

	Options Outstanding			Options Exercisable
Exercise price range	No. of options	Wtd. avg. Exercise Price	Wtd. avg. contractual life (in yrs.)	No. of options	Wtd. avg. Exercise Price

Under $7	69,423	$6	9	5,786	$4
$7-$13	54,552	10	6	36,414	10
$14-$20	18,192	17	5	16,426	16
$21-$27	2,775	21	6	2,149	21
$28-$34	878	32	1	878	32
$35-$41	15,476	39	5	15,476	39
$42-$48	116	44	0	116	44
$49-$55	15	49	0	15	49

	161,427			77,260

        The weighted average contractual life for options outstanding and exercisable as of December 31, 2009 was six and four years, respectively.

Stock Option Exchange

        On May 14, 2009, the Company initiated a tender offer for certain eligible employees (excluding executive officers and directors) to exchange certain out-of-the-money options for new options with an exercise price equal to the fair market value of the Company's stock as of the grant date. In order to be eligible for the exchange, the options had to have been granted prior to June 1, 2007, expire after December 31, 2009 and have an exercise price equal to or greater than $12.00. The offering period closed on June 12, 2009. On that date, 97 million options were tendered and exchanged for 43 million new options with an exercise price of $6.73 and a ratable annual vesting period over two years. The exchange program was designed so that the fair market value of the new options would approximate the fair market value of the options exchanged. The resulting incremental compensation expense was not material to the Company's consolidated financial statements.

Restricted Stock and Restricted Stock Units

        Restricted stock ("RS") and restricted stock unit ("RSU") grants consist of shares or the rights to shares of the Company's common stock which are awarded to employees and non-employee directors. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. Shares of RS and RSUs assumed or replaced with comparable shares of RS or RSUs in conjunction with a change in control will only have the restrictions lapse if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.

        Restricted stock and restricted stock unit activity was as follows (in thousands, except fair value and employee data):

	2009		2008		2007
Years Ended December 31	RS and RSU	Wtd. Avg. Grant Date Fair Value	RS and RSU	Wtd Avg. Grant Date Fair Value	RS and RSU	Wtd Avg. Grant Date Fair Value

RS and RSU outstanding at January 1	32,230	$11	10,755	$17	6,016	$19
Granted	38,344	6	27,102	9	7,766	18
Vested	(6,917)	11	(2,308)	17	(1,068)	19
Terminated, canceled or expired	(7,227)	9	(3,319)	13	(1,959)	19

RSU outstanding at December 31	56,430	8	32,230	11	10,755	17
Approx. number of employees granted RSUs	26,969		28,981		1,801

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        At December 31, 2009, the Company had unrecognized compensation expense related to RSUs of $269 million, net of estimated forfeitures, expected to be recognized over the weighted average period of approximately three years. The total fair value of RS and RSU shares vested during the years ended December 31, 2009, 2008 and 2007 was $44 million, $19 million and $13 million, respectively. The aggregate fair value of outstanding RSUs as of December 31, 2009 was $438 million.

Total Share-Based Compensation Expense

        Compensation expense for the Company's employee stock options, stock appreciation rights, employee stock purchase plans, RS and RSUs was as follows:

Year Ended December 31	2009	2008	2007

Share-based compensation expense included in:
Costs of sales	$32	$32	$33
Selling, general and administrative expenses	170	155	188
Research and development expenditures	94	93	94

Share-based compensation expense included in Operating earnings (loss)	296	280	315
Tax benefit	95	86	99

Share-based compensation expense, net of tax	$201	$194	$216

Increase in basic loss per share	$(0.09)	$(0.09)	$(0.09)
Increase in diluted loss per share	$(0.09)	$(0.09)	$(0.09)

Motorola Incentive Plan

        The Motorola Incentive Plan provides eligible employees with an annual payment, calculated as a percentage of an employee's eligible earnings, in the year after the close of the current calendar year if specified business goals and individual performance targets are met. The provisions for awards under these incentive plans for the years ended December 31, 2009, 2008 and 2007 were $190 million, $172 million and $190 million, respectively.

Long-Range Incentive Plan

        The Long-Range Incentive Plan ("LRIP") rewards participating elected officers for the Company's achievement of specified business goals during the period, based on two performance objectives measured over three-year cycles. The provision for LRIP (net of the reversals of previously recognized reserves) for the years ended December 31, 2009, 2008 and 2007 was $9 million, $(13) million and $(8) million, respectively.

9.   Fair Value Measurements

        The Company adopted new accounting guidance on measuring fair value on January 1, 2008 for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. This does not change the accounting for those instruments that were, under previous U.S. GAAP, accounted for at cost or contract value. The Company has no non-financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2009.

        The Company holds certain fixed income securities, equity securities and derivatives, which must be measured using the authoritative accounting guidance for fair value hierarchy and related valuation methodologies. The guidance specifies a hierarchy of valuation techniques based on whether the inputs to each measurement are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's assumptions about current market conditions. The prescribed fair value hierarchy and related valuation methodologies are as follows:

        Level 1 —Quoted prices for identical instruments in active markets.

        Level 2 —Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

        Level 3 —Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

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        The fair values of the Company's financial assets and liabilities by level in the fair value hierarchy as of December 31, 2009 and 2008 were as follows:

December 31, 2009	Level 1	Level 2	Level 3	Total

Assets:
Sigma Fund securities:
U.S. government and agency obligations	$—	$4,408	$—	$4,408
Corporate bonds	—	411	19	430
Asset-backed securities	—	66	—	66
Mortgage-backed securities	—	52	—	52
Available-for-sale securities:
U.S. government and agency obligations	—	23	—	23
Corporate bonds	—	10	—	10
Mortgage-backed securities	—	3	—	3
Common stock and equivalents	136	11	—	147
Derivative assets	—	15	—	15
Liabilities:
Derivative liabilities	—	21	—	21

December 31, 2008	Level 1	Level 2	Level 3	Total

Assets:
Sigma Fund securities:
U.S. government and agency obligations	$—	$752	$—	$752
Corporate bonds	—	1,880	102	1,982
Asset-backed securities	—	170	2	172
Mortgage-backed securities	—	92	30	122
Available-for-sale securities:
U.S. government and agency obligations	—	28	—	28
Corporate bonds	—	11	—	11
Asset-backed securities	—	1	—	1
Mortgage-backed securities	—	4	—	4
Common stock and equivalents	117	—	—	117
Derivative assets	—	60	—	60
Liabilities:
Derivative liabilities	—	67	—	67

        The following table summarizes the changes in fair value of our Level 3 assets:

	2009	2008

Balance at January 1	$134	$35
Transfers to Level 3	11	138
Transfers from Level 3	(27)	—
Purchases, sales, issuances, settlements and payments received	(78)	(11)
Losses on Sigma Fund investments included in Other income (expense)	(21)	(28)

Balance at December 31	$19	$134

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Pension and Postretirement Health Care Plan Assets

        The fair value of the various pension and postretirement health care plans' assets by level in the fair value hierarchy as of December 31, 2009 were as follows:

Regular Plan

December 31, 2009	Level 1	Level 2	Level 3	Total

Common stock and equivalents	$1,225	$—	$6	$1,231
Commingled equity funds	—	1,416	—	1,416
Preferred stock	3	—	1	4
U.S. government and agency obligations	—	119	—	119
Other government bonds	—	3	—	3
Corporate bonds	—	121	—	121
Mortgage-backed bonds	—	178	—	178
Asset-backed bonds	—	36	—	36
Commingled bond funds	—	718	—	718
Commingled short-term investment funds	—	49	—	49
Invested cash	—	17	—	17

Total investment securities	$1,228	$2,657	$7	$3,892
Accrued income receivable				6

Fair value plan assets				$3,898

        The table above includes securities on loan as part of a securities lending arrangement of $137 million of common stock and equivalents, $106 million of U.S. government and agency obligations and $15 million of corporate bonds. All securities on loan are fully cash collateralized.

        The following table summarizes the changes in fair value of the Regular Plan assets measured using Level 3 inputs:

2009

Balance at January 1	$7
Actual return on plan assets:
Gain on assets held at December 31	9
Losses on assets sold during the period	(2)
Purchases	6
Sales	(6)
Transfers out, net	(7)

Balance at December 31	$7

Officers' Plan

December 31, 2009	Level 1	Level 2	Level 3	Total

U.S. government and agencies	$—	$10	$—	$10
Corporate bonds	—	2	—	2
Mortgage-backed bonds	—	3	—	3
Commingled short-term investment funds	—	1	—	1

Total investment securities	$—	$16	$—	$16
Other assets and liabilities, net				1

Fair value plan assets				$17

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Non-U.S. Plans

December 31, 2009	Level 1	Level 2	Level 3	Total

Common stock and equivalents	$302	$—	$—	$302
Commingled equity funds	—	359	—	359
Corporate bonds	—	80	—	80
Government and agency obligations	—	100	—	100
Commingled bond funds	—	227	—	227
Short-term investment funds	—	3	—	3
Insurance contracts	—	—	65	65

Total investment securities	$302	$769	$65	$1,136
Cash				6
Accrued income receivable				4
Other assets and liabilities, net				1

Fair value plan assets				$1,147

        The following table summarizes the changes in fair value of the Non-U.S. pension plan assets measured using Level 3 inputs:

2009

Balance at January 1	$63
Gain on assets held	2

Balance at December 31	$65

Postretirement Health Care Plan

December 31, 2009	Level 1	Level 2	Level 3	Total

Common stock and equivalents	$54	$—	$—	$54
Commingled equity funds	—	62	—	62
U.S. government and agency obligations	—	5	—	5
Corporate bonds	—	5	—	5
Mortgage-backed bonds	—	8	—	8
Asset-backed bonds	—	2	—	2
Commingled bond funds	—	32	—	32
Commingled short-term investment funds	—	5	—	5
Invested cash	—	1	—	1

Fair value plan assets	$54	$120	$—	$174

        The table above includes securities on loan as part of a securities lending arrangement of $6 million of common stock and equivalents, $4 million of U.S. government and agency obligations and $1 million of corporate bonds. All securities on loan are fully cash collateralized.

Valuation Methodologies

        Level 1 —Quoted market prices in active markets are available for investments in common and preferred stock and common stock equivalents. As such, these investments are classified within Level 1.

        Level 2 —The securities classified as Level 2 are comprised primarily of corporate, government and agency bonds. The Company primarily relies on valuation pricing models, recent bid prices, and broker quotes to determine the fair value of these securities. The valuation models for Level 2 assets are developed and maintained by third party pricing services and use a number of standard inputs to the valuation model including benchmark yields, reported trades, broker/dealer quotes where the party is standing ready and able to transact, issuer spreads, benchmark securities, bids, offers and other reference data. The valuation model may prioritize these inputs differently at each balance sheet date for any given security, based on the market conditions. Not all of the standard inputs listed will be used each time in the valuation models. For each asset class, quantifiable inputs related to perceived market movements and sector news may be considered in addition to the standard inputs. Corporate bonds held within the pension plan assets are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

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        In determining the fair value of the Company's foreign currency derivatives, the Company uses forward contract and option valuation models employing market observable inputs, such as spot currency rates, time value and option volatilities. Since the Company primarily uses observable inputs in its valuation of its derivative assets and liabilities, they are classified as Level 2 assets.

        The fair values of investments in collective trust funds are valued based on their reported net asset value. Such net asset values are based on the value of the underlying securities. For investments in collective trust funds, the fair value of underlying securities reflect the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. As such, these assets are valued using Level 2 inputs.

        Level 3 —Fixed income securities are debt securities that do not have actively traded quotes as of the financial statement date. Determining the fair value of these securities requires the use of unobservable inputs, such as indicative quotes from dealers, extrapolated data, proprietary models and qualitative input from investment advisors. As such, these securities are classified within Level 3. Level 3 assets also include certain stocks that are not traded on a nationally recognized securities exchange and insurance contracts valued using proprietary models.

10. Long-term Customer Financing and Sales of Receivables

Long-term Customer Financing

        Long-term receivables consist of trade receivables with payment terms greater than twelve months, long-term loans and lease receivables under sales-type leases. Long-term receivables consist of the following:

December 31	2009	2008

Long-term receivables	$154	$169
Less allowance for losses	(9)	(7)

	145	162
Less current portion	(28)	(110)

Non-current long-term receivables, net	$117	$52

        The current portion of long-term receivables is included in Accounts receivable and the non-current portion of long-term receivables is included in Other assets in the Company's consolidated balance sheets. Interest income recognized on long-term receivables for the years ended December 31, 2009, 2008 and 2007 was $2 million, $3 million and $7 million, respectively.

        Certain purchasers of the Company's infrastructure equipment may request that the Company provide long-term financing (defined as financing with terms greater than one year) in connection with the sale of equipment. These requests may include all or a portion of the purchase price of the equipment. The Company's obligation to provide long-term financing may be conditioned on the issuance of a letter of credit in favor of the Company by a reputable bank to support the purchaser's credit or a pre-existing commitment from a reputable bank to purchase the long-term receivables from the Company. The Company had outstanding commitments to provide long-term financing to third parties totaling $406 million at December 31, 2009, compared to $370 million at December 31, 2008. Of these amounts, $13 million was supported by letters of credit or by bank commitments to purchase long-term receivables at December 31, 2009, compared to $266 supported at December 31, 2008. The majority of the outstanding commitments at December 31, 2009 are to a small number of network operators in the Middle East region. In response to the recent tightening in the credit markets, certain customers of the Company have requested financing in connection with equipment purchases, and these types of requests have increased in volume and scope.

        In addition to providing direct financing to certain equipment customers, the Company also assists customers in obtaining financing directly from banks and other sources to fund equipment purchases. The Company had committed to provide financial guarantees relating to customer financing totaling $31 million at December 31, 2009, compared to $43 million at December 31, 2008 (including $27 million and $23 million at December 31, 2009 and 2008, respectively, relating to the sale of short-term receivables). Customer financing guarantees outstanding were $4 million at December 31, 2009, compared to $6 million at December 31, 2008 (including $2 million and $4 million at December 31, 2009 and 2008, respectively, relating to the sale of short-term receivables).

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Sales of Receivables

        From time to time, the Company sells accounts receivable and long-term receivables in transactions that qualify as "true-sales." Certain of these accounts receivable and long-term receivables are sold to third parties on a one-time, non-recourse basis, while others are sold to third parties under committed facilities that involve contractual commitments from these parties to purchase qualifying receivables up to an outstanding monetary limit. Committed facilities may be revolving in nature and, typically, must be renewed annually. The Company may or may not retain the obligation to service the sold accounts receivable and long-term receivables.

        At December 31, 2009, the Company had $200 million of committed revolving facilities for the sale of accounts receivable, of which $60 million was utilized. At December 31, 2008 and 2007, the Company had $532 million and $1.4 billion, respectively, of committed revolving facilities for the sale of accounts receivable, of which $497 and $817 million, respectively, were utilized. In addition, as of December 31, 2008, the Company had $435 million of committed facilities associated with the sale of long-term financing receivables primarily for a single customer, of which $262 million was utilized. At December 31, 2009, the Company had no significant committed facilities for the sale of long-term receivables. During the first quarter of 2009, a $400 million committed accounts receivable facility expired and was not renewed. During the second quarter of 2009, a $132 million committed accounts receivable facility was terminated. In June 2009, the Company initiated a new $200 million committed revolving domestic accounts receivable facility.

        In 2009, the Company made a strategic decision to significantly reduce its volume of accounts receivables sold.

        Total sales of accounts receivable and long-term receivables were $1.3 billion for the year ended December 31, 2009 (including $1.2 billion of sales of accounts receivable), compared to $3.7 billion for the year ended December 31, 2008 (including $3.4 billion of sales of accounts receivable) and $4.9 billion for the year ended December 31, 2007 (including $4.7 billion of sales of accounts receivable). At December 31, 2009, the Company retained servicing obligations for $195 million of sold accounts receivables and $297 million of long-term receivables, compared to $621 million of accounts receivables and $400 million of long-term receivables at December, 31, 2008.

        Under certain arrangements, the value of accounts receivable sold is covered by credit insurance purchased from third-party insurance companies, less deductibles or self-insurance requirements under the insurance policies. The Company's total credit exposure, less insurance coverage, to outstanding accounts receivables that have been sold was $27 million and $23 million at December 31, 2009 and 2008, respectively.

11. Commitments and Contingencies

Legal

        Iridium Program:     The Company was named as one of several defendants in putative class action securities lawsuits arising out of alleged misrepresentations or omissions regarding the Iridium satellite communications business which, on March 15, 2001, were consolidated in the federal district court in the District of Columbia under Freeland v. Iridium World Communications, Inc., et al., originally filed on April 22, 1999. In April 2008, the parties reached an agreement in principle, subject to court approval, to settle all claims against Motorola in exchange for Motorola's payment of $20 million. During the three months ended March 29, 2008, the Company recorded a charge associated with this settlement. On October 23, 2008, the court granted final approval of the settlement and dismissed the claims with prejudice.

        The Company was sued by the Official Committee of the Unsecured Creditors of Iridium (the "Committee") in the United States Bankruptcy Court for the Southern District of New York (the "Iridium Bankruptcy Court") on July 19, 2001. In re Iridium Operating LLC, et al. v. Motorola, plaintiffs asserted claims for breach of contract, warranty and fiduciary duty and fraudulent transfer and preferences, and sought in excess of $4 billion in damages. On May 20, 2008, the Bankruptcy Court approved a settlement in which Motorola is not required to pay anything, but released its administrative, priority and unsecured claims against the Iridium estate and withdrew its objection to the 2001 settlement between the unsecured creditors of the Iridium Debtors and the Iridium Debtors' pre-petition secured lenders. This settlement, and its approval by the Bankruptcy Court,

41

extinguished Motorola's financial exposure and concluded Motorola's involvement in the Iridium bankruptcy proceedings.

        Telsim Class Action Securities:     In April 2007, the Company entered into a settlement agreement in regards to In re Motorola Securities Litigation, a class action lawsuit relating to the Company's disclosure of its relationship with Telsim Mobil Telekomunikasyon Hizmetleri A.S. Pursuant to the settlement, Motorola paid $190 million to the class and all claims against Motorola by the class have been dismissed and released.

        During the three months ended March 31, 2007, the Company recorded a charge of $190 million for the legal settlement, partially offset by $75 million of estimated insurance recoveries, of which $50 million had been tendered by certain insurance carriers. During the three months ended June 30, 2007, the Company commenced actions against the non-tendering insurance carriers. In response to these actions, each insurance carrier who has responded denied coverage citing various policy provisions. As a result of this denial of coverage and related actions, the Company recorded a reserve of $25 million in the three months ended June 30, 2007 against the receivable from insurance carriers. During the three months ended September 27, 2008, the Company received the $50 million tendered by the insurance carriers. During the three months ended December 31, 2008, the Company received a net $43 million tendered by other insurance carriers.

        Other:     The Company is a defendant in various other suits, claims and investigations that arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

Other

        Leases:     The Company owns most of its major facilities and leases certain office, factory and warehouse space, land, and information technology and other equipment under principally non-cancelable operating leases. Rental expense, net of sublease income, for the years ended December 31, 2009, 2008, and 2007 was $153 million, $181 million, and $231 million, respectively. At December 31, 2009, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows: 2010—$208 million; 2011—$161 million; 2012—$109 million; 2013—$59 million; 2014—$38 million; beyond—$93 million.

        Indemnifications:     The Company is also a party to a variety of agreements pursuant to which it is obligated to indemnify the other party with respect to certain matters. Some of these obligations arise as a result of divestitures of the Company's assets or businesses and require the Company to hold the other party harmless against losses arising from the settlement of these pending obligations. The total amount of indemnification under these types of provisions is $141 million, of which the Company accrued $53 million as of December 31, 2009 for potential claims under these provisions.

        In addition, the Company may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial and intellectual property. Historically, the Company has not made significant payments under these agreements. However, there is an increasing risk in relation to patent indemnities given the current legal climate.

        In indemnification cases, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party's claims. Further, the Company's obligations under these agreements for indemnification based on breach of representations and warranties are generally limited in terms of duration, and for amounts not in excess of the contract value, and, in some instances, the Company may have recourse against third parties for certain payments made by the Company.

        Other:     During the three months ended September 27, 2008, the Company recorded a $150 million charge related to the settlement of a purchase commitment. During the three months ended December 31, 2007, the Company recorded a $277 million charge for a legal settlement.

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12. Information by Segment and Geographic Region

        The Company reports financial results for the following business segments:

  •
  The Mobile Devices segment designs, manufactures, sells and services wireless handsets, including smartphones, with integrated software and accessory products, and licenses intellectual property.

  •
  The Home segment designs, manufactures, sells, installs and services digital video, Internet Protocol ("IP") video and broadcast network interactive set-tops, end-to-end video distribution systems, broadband access infrastructure platforms, and associated data and voice customer premise equipment to cable television and telecom service providers.

  •
  The Enterprise Mobility Solutions segment designs, manufactures, sells, installs and services analog and digital two-way radios, wireless LAN and security products, voice and data communications products and systems for private networks, wireless broadband systems and end-to-end enterprise mobility solutions.

  •
  The Networks segment designs, manufactures, sells, installs and services wireless network systems, including cellular infrastructure systems and wireless and cellular broadband systems, to wireless service providers.

        Segment operating results are measured based on operating earnings adjusted, if necessary, for certain segment-specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm's-length pricing basis. Intersegment sales included in other and eliminations were:

Years Ended December 31	2009	2008	2007

Mobile Devices	$45	$53	$56
Home	—	—	—
Enterprise Mobility Solutions	35	86	58
Networks	4	2	14

	$84	$141	$128

        Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic region.

        For the year ended December 31, 2009, approximately 11% of net sales were to one customer. No single customer accounted for more than 10% of net sales for the years ended December 31, 2008 and 2007.

Segment information

	Net Sales			Operating Earnings (Loss)
Years Ended December 31	2009	2008	2007	2009	2008	2007

Mobile Devices	$7,146	$12,099	$18,988	$(1,215)	$(2,432)	$(1,535)
Home	3,904	4,912	4,231	16	340	327
Enterprise Mobility Solutions	7,008	8,093	7,729	714	(568)	735
Networks	4,059	5,174	5,783	366	376	161

	22,117	30,278	36,731	(119)	(2,284)	(312)
Other and Eliminations	(73)	(132)	(109)	(29)	(107)	(241)

	$22,044	$30,146	$36,622

Operating earnings (loss)				(148)	(2,391)	(553)
Total other income (expense)				(17)	(242)	177

Earnings (loss) from continuing operations before income taxes				$(165)	$(2,633)	$(376)

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        The Operating loss in Other and Eliminations consists of the following:

Years Ended December 31	2009	2008	2007

Corporate expenses	$8	$44	$37
Separation-related transaction costs	42	59	—
Reorganization of business charges	30	38	64
Environmental reserve charge	24	—	—
Legal settlements, net	(75)	14	140
Gain on sale of property, plant and equipment	—	(48)	—

	$29	$107	$241

Corporate expense are primarily comprised of: (i) general corporate-related expenses, (ii) various corporate programs, representing developmental businesses and research and development projects, which are not included in any reporting segment, and (iii) the Company's wholly-owned finance subsidiary.

	Assets			Capital Expenditures			Depreciation Expense
Years Ended December 31	2009	2008	2007	2009	2008	2007	2009	2008	2007

Mobile Devices	$2,589	$3,559	$6,325	$35	$84	$132	$104	$115	$146
Home	3,441	3,929	3,920	32	67	62	50	46	40
Enterprise Mobility Solutions	5,559	6,000	8,694	141	166	113	152	158	167
Networks	2,420	3,095	3,531	53	80	98	80	89	101

	14,009	16,583	22,470	261	397	405	386	408	454
Other and Eliminations	11,594	11,286	12,342	14	107	122	85	103	83

	$25,603	$27,869	$34,812	$275	$504	$527	$471	$511	$537

Assets in Other and Eliminations include primarily cash and cash equivalents, Sigma Fund, deferred income taxes, short-term investments, property, plant and equipment, investments, and the administrative headquarters of the Company.

Geographic area information

							Property, Plant, and Equipment, net
	Net Sales			Assets
Years Ended December 31
	2009	2008	2007	2009	2008	2007	2009	2008	2007

United States	$11,834	$14,708	$18,548	$18,480	$17,938	$22,385	$1,050	$1,240	$1,252
China	1,393	2,011	2,632	2,785	3,307	3,926	252	294	311
Brazil	910	1,554	1,671	860	1,057	1,440	100	110	109
United Kingdom	579	936	1,070	1,317	1,314	1,305	48	85	121
Israel	531	696	741	1,330	1,268	1,374	173	141	165
Singapore	93	116	128	720	1,875	3,120	20	32	40
Other nations, net of eliminations	6,704	10,125	11,832	111	1,110	1,262	511	540	482

	$22,044	$30,146	$36,622	$25,603	$27,869	$34,812	$2,154	$2,442	$2,480

Net sales by geographic region are measured by the locale of end customer.

13. Reorganization of Businesses

        The Company maintains a formal Involuntary Severance Plan (the "Severance Plan"), which permits the Company to offer eligible employees severance benefits based on years of service and employment grade level in

44

the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. Effective August 1, 2009, the Company amended and restated the Severance Plan. Under the amended Severance Plan, severance benefits will be paid in bi-weekly installments to impacted employees rather than in lump sum payments. The Company recognizes termination benefits based on formulas per the Severance Plan at the point in time that future settlement is probable and can be reasonably estimated based on estimates prepared at the time a restructuring plan is approved by management. Exit costs consist of future minimum lease payments on vacated facilities and other contractual terminations. At each reporting date, the Company evaluates its accruals for employee separation and exit costs to ensure the accruals are still appropriate. In certain circumstances, accruals are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. In these cases, the Company reverses accruals through the consolidated statements of operations where the original charges were recorded when it is determined they are no longer needed.

2009 Charges

        During the year ended December 31, 2009, in light of the macroeconomic decline that adversely affected sales, the Company continued to implement various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. All four of the Company's business segments, as well as corporate functions, are impacted by these plans, with the majority of the impact in the Mobile Devices segment. The employees affected are located in all geographic regions.

        During the year ended December 31, 2009, the Company recorded net reorganization of business charges of $336 million, including $78 million of charges in Costs of sales and $258 million of charges under Other charges in the Company's consolidated statements of operations. Included in the aggregate $336 million are charges of $363 million for employee separation costs, $36 million for exit costs and $20 million for fixed asset impairment charges, partially offset by $83 million of reversals for accruals no longer needed.

        The following table displays the net charges incurred by business segment:

Year Ended December 31	2009

Mobile Devices	$184
Home	18
Enterprise Mobility Solutions	70
Networks	34

306
Corporate	30

$336

        The following table displays a rollforward of the reorganization of businesses accruals established for exit costs and employee separation costs from January 1, 2009 to December 31, 2009:

2009	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31

Exit costs	$80	$36	$(9)	$(49)	$58
Employee separation costs	170	363	(70)	(383)	80

	$250	$399	$(79)	$(432)	$138

Adjustments include translation adjustments.

Exit Costs

        At January 1, 2009, the Company had an accrual of $80 million for exit costs attributable to lease terminations. The additional 2009 charges of $36 million are primarily related to the exit of leased facilities and contractual termination costs. The adjustments of $9 million reflect: (i) $8 million of reversals of accruals no longer needed, and (ii) $1 million of translation adjustments. The $49 million used in 2009 reflects cash payments. The remaining accrual of $58 million, which is included in Accrued liabilities in the Company's consolidated balance sheets at December 31, 2009, represents future cash payments, primarily for lease termination obligations.

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Employee Separation Costs

        At January 1, 2009, the Company had an accrual of $170 million for employee separation costs, representing the severance costs for approximately 2,000 employees. The additional 2009 charges of $363 million represent severance costs for approximately an additional 9,000 employees, of which 3,400 are direct employees and 5,600 are indirect employees.

        The adjustments of $70 million reflect $75 million of reversals of accruals no longer needed, partially offset by $5 million of translation adjustments.

        During the year ended December 31, 2009, approximately 9,600 employees, of which 4,100 were direct employees and 5,500 were indirect employees, were separated from the Company. The $383 million used in 2009 reflects cash payments to these separated employees. The remaining accrual of $80 million, which is included in Accrued liabilities in the Company's consolidated balance sheets at December 31, 2009, is expected to be paid in 2010 to: (i) severed employees who began receiving payments in 2009, and (ii) approximately 1,200 employees who will begin receiving payments in 2010.

2008 Charges

        During the year ended December 31, 2008, the Company implemented various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. All four of the Company's business segments, as well as corporate functions, were impacted by these plans, with the majority of the impact in the Mobile Devices segment. The employees affected were located in all regions. The Company recorded net reorganization of business charges of $334 million, including $86 million of charges in Costs of sales and $248 million of charges under Other charges in the Company's consolidated statements of operations. Included in the aggregate $334 million are charges of $324 million for employee separation costs, $66 million for exit costs and $9 million for fixed asset impairment charges, partially offset by $65 million of reversals for accruals no longer needed.

        The following table displays the net charges incurred by business segment:

Year Ended December 31,	2008

Mobile Devices	$216
Home	21
Enterprise Mobility Solutions	27
Networks	32

296
Corporate	38

$334

        The following table displays a rollforward of the reorganization of businesses accruals established for exit costs and employee separation costs from January 1, 2008 to December 31, 2008:

2008	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31

Exit costs	$42	$66	$1	$(29)	$80
Employee separation costs	193	324	(60)	(287)	170

	$235	$390	$(59)	$(316)	$250

Adjustments include translation adjustments.

Exit Costs

        At January 1, 2008, the Company had an accrual of $42 million for exit costs attributable to lease terminations. The 2008 additional charges of $66 million were primarily related to: (i) the exit of leased facilities in the United Kingdom by the Mobile Devices segment, and (ii) the exit of leased facilities in Mexico by the Home segment. The adjustments of $1 million reflect $4 million of translation adjustments, partially offset by $3 million of reversals of accruals no longer needed. The $29 million used in 2008 reflects cash payments. The remaining accrual of $80 million, which was included in Accrued liabilities in the Company's consolidated balance sheets at December 31, 2008, represented cash payments, primarily for lease termination obligations.

46

Employee Separation Costs

        At January 1, 2008, the Company had an accrual of $193 million for employee separation costs, representing the severance costs for approximately 2,800 employees. The additional 2008 charges of $324 million represent severance costs for approximately an additional 5,800 employees, of which 2,300 were direct employees and 3,500 were indirect employees.

        The adjustments of $60 million reflect $62 million of reversals of accruals no longer needed, partially offset by $2 million of translation adjustments. The $62 million of reversals represent previously accrued costs for approximately 600 employees.

        During the year ended December 31, 2008, approximately 6,200 employees, of which 3,000 were direct employees and 3,200 were indirect employees, were separated from the Company. The $287 million used in 2008 reflects cash payments to these separated employees. The remaining accrual of $170 million, was included in Accrued liabilities in the Company's consolidated balance sheets at December 31, 2008.

2007 Charges

        During the year ended December 31, 2007, the Company committed to implement various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. All four of the Company's business segments, as well as corporate functions, are impacted by these plans. The majority of the employees affected are located in North America and Europe. The Company recorded net reorganization of business charges of $394 million, including $104 million of charges in Costs of sales and $290 million of charges under Other charges (income) in the Company's consolidated statements of operations. Included in the aggregate $394 million are charges of $401 million for employee separation costs, $42 million for fixed asset impairment charges and $19 million for exit costs, offset by reversals for accruals no longer needed.

        The following table displays the net reorganization of business charges by segment:

Year Ended December 31	2007

Mobile Devices	$229
Home	(27)
Enterprise Mobility Solutions	30
Networks	98

330
Corporate	64

$394

        The following table displays a rollforward of the reorganization of businesses accruals established for exit costs and employee separation costs from January 1, 2007 to December 31, 2007:

2007	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31

Exit costs	$54	$19	$2	$(33)	$42
Employee separation costs	104	401	(64)	(248)	193

	$158	$420	$(62)	$(281)	$235

Adjustments include translation adjustments and $6 million of accruals established through purchase accounting for businesses acquired, covering exit costs and separation costs for approximately 200 employees.

Exit Costs

        At January 1, 2007, the Company had an accrual of $54 million for exit costs attributable to lease terminations. The 2007 additional charges of $19 million are primarily related to the exit of certain activities and leased facilities in Ireland by the Networks segment. The 2007 adjustments of $2 million represent accruals for exit costs established through purchase accounting for businesses acquired. The $33 million used in 2007 reflects cash payments. The remaining accrual of $42 million, which was included in Accrued liabilities in the Company's consolidated balance sheets at December 31, 2007, represented future cash payments for lease termination obligations.

47

Employee Separation Costs

        At January 1, 2007, the Company had an accrual of $104 million for employee separation costs, representing the severance costs for approximately 2,300 employees. The additional 2007 charges of $401 million represent severance costs for approximately 6,700 employees, of which 2,400 were direct employees and 4,300 were indirect employees.

        The adjustments of $64 million reflect $68 million of reversals of accruals no longer needed, partially offset by $4 million of accruals for severance plans established through purchase accounting for businesses acquired. The $68 million of reversals represent previously accrued costs for 1,100 employees, and primarily relates to a strategic change regarding a plant closure and specific employees previously identified for separation who resigned from the Company and did not receive severance or who were redeployed due to circumstances not foreseen when the original plans were approved. The $4 million of accruals represents severance plans for approximately 200 employees established through purchase accounting for businesses acquired.

        During the year ended December 31, 2007, approximately 5,300 employees, of which 1,700 were direct employees and 3,600 were indirect employees, were separated from the Company. The $248 million used in 2007 reflects cash payments to these separated employees. The remaining accrual of $193 million was included in Accrued liabilities in the Company's consolidated balance sheets at December 31, 2007.

14. Intangible Assets and Goodwill

        The Company accounts for acquisitions using purchase accounting with the results of operations for each acquiree included in the Company's consolidated financial statements for the period subsequent to the date of acquisition. The pro forma effects of these acquisitions on the Company's consolidated financial statements were not significant individually nor in the aggregate.

        The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. Historical pricing, margins and expense levels, where applicable, were used in the valuation of the in-process products. The in-process research and development acquired will have no alternative future uses if the products are not feasible.

        The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, the Company will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue and there are no known delays to forecasted plans except as disclosed.

        The Company did not have any significant acquisitions during the years ended December 31, 2009 and 2008. The following is a summary of significant acquisitions during the year ended December 31, 2007:

	Quarter Acquired	Consideration, net	Form of Consideration	In-Process Research and Development Charge

2007 Acquisitions
Symbol Technologies, Inc.	Q1	$3,528	Cash	$95
Good Technology, Inc.	Q1	$438	Cash	—
Netopia, Inc.	Q1	$183	Cash	—
Terayon Communication Systems, Inc.	Q3	$137	Cash	—

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        The following table summarizes net tangible and intangible assets acquired and the consideration paid for the acquisitions identified above:

Years Ended December 31	2007

Tangible net assets	$83
Goodwill	2,793
Other intangibles	1,315
In-process research and development	95

$4,286

Consideration, net:
Cash	$4,286
Stock	—

$4,286

Symbol Technologies, Inc.

        In January 2007, the Company acquired, for $3.5 billion in net cash, the outstanding common stock of Symbol Technologies, Inc. ("Symbol"), a leader in designing, developing, manufacturing and servicing products and systems used in end-to-end enterprise mobility solutions featuring rugged mobile computing, advanced data capture, radio frequency identification ("RFID"), wireless infrastructure and mobility management.

        The fair value of acquired in-process research and development was $95 million. The acquired in-process research and development will have no alternative future uses if the products are not feasible and, as such, costs were expensed at the date of acquisition. At the date of acquisition, 31 projects were in process and were completed through 2008. The average risk adjusted rate used to value these projects was 15-16%. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money.

        The fair value of the acquired intangible assets was $1.0 billion at the time of acquisition. Intangible assets are included in Other assets in the Company's consolidated balance sheets. The intangible assets are being amortized over periods ranging from 1 to 8 years on a straight-line basis. The Company recorded $2.3 billion of goodwill, none of which is expected to be deductible for tax purposes.

        The results of the operations of Symbol have been included in the Enterprise Mobility Solutions segment in the Company's consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company's consolidated financial statements were not significant.

Good Technology, Inc.

        In January 2007, the Company acquired Good Technology, Inc. ("Good"), a provider of enterprise mobile computing software and services, for $438 million in net cash. The Company recorded $296 million in goodwill, none of which was expected to be deductible for tax purposes and $158 million in identifiable intangible assets. The pro forma effects of this acquisition on the Company's consolidated financial statements were not significant. Due to changes in software platform strategy, impairment charges of $123 million were recorded for the year ended December 31, 2008, representing write-downs of: (i) $121 million of intangible assets, primarily relating to completed technology and other intangibles, and (ii) $2 million of property, plant and equipment.

        The results of operations of Good had been included in the Enterprise Mobility Solutions segment in the Company's consolidated financial statements subsequent to the date of acquisition. During the year ended December 31, 2009, the Company completed the sale of Good Technology. For the year ending December 31, 2009, the operating results of this business through the date of its disposition are reported as discontinued operations in the consolidated financial statements. For all other applicable prior periods, the operating results of this business have not been reclassified as discontinued operations, since the results are not material to the Company's consolidated financial statements.

49

Netopia, Inc.

        In February 2007, the Company acquired Netopia, Inc. ("Netopia"), a broadband equipment provider for DSL customers, which allows for phone, TV and fast Internet connections, for $183 million in net cash. The Company recorded $61 million in goodwill, none of which was expected to be deductible for tax purposes, and $100 million in identifiable intangible assets. Intangible assets are included in Other assets in the Company's consolidated balance sheets. The intangible assets are being amortized over a period of 7 years on a straight-line basis.

        The results of operations of Netopia have been included in the Home segment in the Company's consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company's consolidated financial statements were not significant.

Terayon Communication Systems, Inc.

        In July 2007, the Company acquired Terayon Communication Systems, Inc. ("Terayon"), a provider of real-time digital video networking applications to cable, satellite and telecommunication service providers worldwide, for $137 million in net cash. The Company recorded $21 million in goodwill, none of which is expected to be deductible for tax purposes, and $52 million in identifiable intangible assets. Intangible assets are included in Other assets in the Company's consolidated balance sheets. The intangible assets are being amortized over periods ranging from 4 to 6 years on a straight-line basis.

        The results of operations of Terayon have been included in the Home segment in the Company's consolidated financial statements subsequent to the date of acquisition. The pro forma effects of this acquisition on the Company's consolidated financial statements were not significant.

Intangible Assets

        Amortized intangible assets were comprised of the following:

	2009		2008
December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible assets:
Completed technology	$1,123	$792	$1,127	$633
Patents	288	179	292	125
Customer-related	278	145	277	104
Licensed technology	130	122	129	118
Other intangibles	149	137	150	126

	$1,968	$1,375	$1,975	$1,106

        Amortization expense on intangible assets, which is included within Other charges in the consolidated statement of operations, was $278 million, $318 million and $369 million for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2008 future amortization expense is estimated to be $257 million in 2010, $243 million in 2011, $50 million in 2012 and $29 million in 2013 and $9 million in 2014.

50

        Amortized intangible assets, excluding goodwill, by business segment:

	2009		2008
December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Mobile Devices	$45	$45	$45	$45
Home	647	509	657	461
Enterprise Mobility Solutions	1,207	758	1,208	539
Networks	69	63	65	61

	$1,968	$1,375	$1,975	$1,106

        During the year ended December 31, 2008, the Company recorded an impairment of intangible assets charge of $136 million, primarily due to a change in a technology platform strategy, relating to completed technology and other intangibles, in the Enterprise Mobility Solutions segment. During the year-ended December 31, 2007, due to a change in software platform strategy, the Company recorded an impairment of intangible assets of $81 million, primarily related to completed technology and other intangibles, in the Mobile Devices segment.

Goodwill

        The following table displays a rollforward of the carrying amount of goodwill by reportable segment from January 1, 2007 to December 31, 2009:

	Mobile Devices	Home	Enterprise Mobility Solutions	Networks	Total Motorola

Balances as of January 1, 2007:
Aggregate goodwill acquired	$69	$1,099	$371	240	$1,779
Accumulated impairment losses	—	(73)	—	—	(73)

Goodwill, net of impairment losses	69	1,026	371	240	1,706

Goodwill acquired	—	427	2,569	—	2,996
Dispositions	—	—	—	(119)	(119)
Impairment losses	—	—	—	—	—
Adjustments	(50)	2	(36)	—	(84)

Balance as of December 31, 2007:
Aggregate goodwill acquired	19	1,528	2,904	121	4,572
Accumulated impairment losses	—	(73)	—	—	(73)

Goodwill, net of impairment losses	19	1,455	2,904	121	4,499

Goodwill acquired	15	12	60	—	87
Impairment losses	(55)	—	(1,564)	—	(1,619)
Adjustments	21	(179)	28	—	(130)

Balance as of December 31, 2008:
Aggregate goodwill acquired	55	1,361	2,992	121	4,529
Accumulated impairment losses	(55)	(73)	(1,564)	—	(1,692)

Goodwill, net of impairment losses	—	1,288	1,428	121	2,837

Goodwill acquired	—	—	—	—	—
Impairment losses	—	—	—	—	—
Adjustments	—	(3)	(11)	—	(14)

Balance as of December 31, 2009:
Aggregate goodwill acquired	55	1,358	2,981	121	4,515
Accumulated impairment losses	(55)	(73)	(1,564)	—	(1,692)

Goodwill, net of impairment losses	$—	$1,285	$1,417	$121	$2,823

51

        During the year ended December 31, 2008, the Company finalized its assessment of the Internal Revenue Code Section 382 Limitations ("IRC Section 382") relating to the pre-acquisition tax loss carry-forwards of its 2007 acquisitions. As a result of the IRC Section 382 studies, the Company recorded additional deferred tax assets and a corresponding reduction in goodwill, which is reflected in the adjustment row above.

        The Company conducts its annual assessment of goodwill for impairment in the fourth quarter of each year. The goodwill impairment test is performed at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment.

        For purposes of the 2009 annual impairment assessment, the Company determined that the Mobile Devices segment meets the requirement of a reporting unit. For the Enterprise Mobility Solutions segment, the Company identified two reporting units, the Government and Public Safety reporting unit and the Enterprise Mobility reporting unit. For the Home and Networks Mobility segment, the Company identified two reporting units, the Home reporting unit and the Networks reporting unit.

        Note that, during the first quarter of 2010, the Company announced that it is targeting the first quarter of 2011 for the completion of its planned separation into two independent, publicly traded companies. The Company currently expects that, upon separation, one public company will be comprised of the Company's Mobile Devices and Home businesses and the other public company will be comprised of the Company's Enterprise Mobility Solutions and Networks businesses. As a result of this announcement, the Company has realigned its businesses, as of the first quarter of 2010, into the following four operating business segments: Mobile Devices, Home, Enterprise Mobility Solutions and Networks. Previously, the Home and Networks segments constituted a single segment, Home and Networks Mobility. This revised presentation is reflected in Note 12 – Information by Segment and Geographic Region.

        As a result of the change in its reportable segments, the Company also assessed whether there would be any changes to the previously determined reporting units for purposes of assessing goodwill impairment. The Company has determined that the Mobile Devices segment continues to meet the requirements of a reporting unit and that the Enterprise Mobility Solutions segment continues to be comprised of two reporting units, the Government and Public Safety reporting unit and the Enterprise Mobility reporting unit. The Company has also determined that the new Home segment is comprised of two reporting units, the Broadband Home Solutions reporting unit and the Access Networks reporting unit, both of which, based on the operational structure of the Home segment, are one level below the Home operating segment and, therefore, constitute a component or reporting unit. The Company has also determined that the new Networks segment meets the requirements of a reporting unit; note that previously Networks was considered a reporting unit of the Home and Networks Mobility segment. However, the previously determined reporting units prior to the change in the Company's reportable segments were used for purposes of the 2009 annual impairment assessment.

        The Company performs extensive valuation analyses, utilizing both income and market-based approaches, in its goodwill assessment process. The determination of the fair value of the reporting units and other assets and liabilities within the reporting units requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the discount rate, terminal growth rate, earnings before depreciation and amortization, and capital expenditures forecasts specific to each reporting unit. Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates.

        The Company has weighted the valuation of its reporting units at 75% based on the income approach and 25% based on the market-based approach, consistent with prior periods. The Company believes that this weighting is appropriate since it is often difficult to find other appropriate market participants that are similar to our reporting units and it is the Company's view that future discounted cash flows are more reflective of the value of the reporting units.

        With respect to the primary assumptions made in determining the fair value of its reporting units, for the Home, Networks, Government and Public Safety and Enterprise Mobility reporting units, the Company assigned discount rates ranging from 12.5% to 13.5% in 2009 and 13.0% to 14.0% in 2008. The Company assigned a discount rate of 17.5% to the Mobile Devices reporting unit in 2009 and, commensurate with development stage enterprises or turnaround opportunities, 25% in 2008. The Company believes this rate reflects the inherent uncertainties of the Mobile Devices reporting unit's projected cash flows. The Company evaluated the merits of each significant assumption, both individually and in the aggregate, used to determine the fair value of the reporting units, as well as the fair values of the corresponding assets and liabilities within the reporting units, and concluded they are reasonable.

52

        Based on the results of our 2009 annual assessments of the recoverability goodwill, the fair values of all reporting units exceeded their book values, indicating that there was no impairment of goodwill.

        Following is a discussion of the goodwill impairment charges recorded for the year ended December 31, 2008.

        During the fourth quarter of 2008, the Company experienced a sustained, significant decline in its stock price that reduced the market capitalization below the book value of the Company. The reduced market capitalization reflected the macroeconomic declines coupled with the market view on the performance of the Mobile Devices reporting unit. The Company considered this decline in its stock price in the impairment assessment.

        Based on the results of Step One of the 2008 annual assessment of the recoverability goodwill, the fair values of the Home, Networks and Government and Public Safety reporting units exceeded their book value, indicating that there was no impairment of goodwill at these reporting units.

        However, the fair values of the Enterprise Mobility and Mobile Devices reporting units were below their respective book values, indicating a potential impairment of goodwill and the requirement to perform Step Two of the analysis for these reporting units. The Company acquired the main components of the Enterprise Mobility reporting unit in 2007 at which time the book value and fair value of the reporting unit was the same. Because of this fact, the Enterprise Mobility reporting unit was most likely to experience a decline in its fair value below its book value as a result of lower values in the overall market and the deteriorating macroeconomic environment and the market's view of its near term impact on the reporting unit. The decline in the fair value of the Mobile Devices reporting unit below its book value was a result of the deteriorating macroeconomic environment, lower than expected sales and cash flows as a result of the decision to consolidate platforms announced in the fourth quarter of 2008, and the uncertainty around the reporting unit's future cash flow. For the year ended December 31, 2008, the Company determined that the goodwill relating to the Enterprise Mobility and Mobile Devices reporting units was impaired, resulting in charges of $1.6 billion and $55 million, respectively in the Enterprise Mobility Solutions and Mobile Devices reportable segments.

15. Valuation and Qualifying Accounts

        The following table presents the valuation and qualifying account activity for the years ended December 31, 2009, 2008 and 2007:

	Balance at January 1	Charged to Earnings	Used	Adjustments	Balance at December 31

2009
Reorganization of Businesses	$250	$399	$(432)	$(79)	$138
Allowance for Doubtful Accounts	182	32	(52)	(20)	142
Allowance for Losses on Long-term Receivables	7	6	—	(4)	9
Inventory Reserves	760	421	(300)	(65)	816
Warranty Reserves	285	301	(311)	(49)	226
Customer Reserves	599	1,115	(1,094)	(196)	424
2008
Reorganization of Businesses	235	390	(316)	(59)	250
Allowance for Doubtful Accounts	184	63	(35)	(30)	182
Allowance for Losses on Long-term Receivables	5	5	—	(3)	7
Inventory Reserves	371	735	(366)	20	760
Warranty Reserves	416	452	(488)	(95)	285
Customer Reserves	972	1,587	(1,544)	(416)	599
2007
Reorganization of Businesses	158	420	(281)	(62)	235
Allowance for Doubtful Accounts	78	130	(3)	(21)	184
Allowance for Losses on Long-term Receivables	10	2	—	(7)	5
Inventory Reserves	416	546	(524)	(67)	371
Warranty Reserves	530	756	(735)	(135)	416
Customer Reserves	1,305	2,809	(2,205)	(937)	972

Adjustments include translation adjustments.

53

16. Quarterly and Other Financial Data (unaudited)*

	2009				2008
	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Operating Results
Net sales	$5,371	$5,497	$5,453	$5,723	$7,448	$8,082	$7,480	$7,136
Costs of sales	3,875	3,787	3,645	3,680	5,303	5,757	5,677	5,014

Gross margin	1,496	1,710	1,808	2,043	2,145	2,325	1,803	2,122

Selling, general and administrative expenses	869	822	800	890	1,183	1,115	1,044	988
Research and development expenditures	847	775	768	793	1,054	1,048	999	1,008
Other charges	229	103	112	197	177	157	212	1,801

Operating earnings (loss)	(449)	10	128	163	(269)	5	(452)	(1,675)

Earnings (loss) from continuing operations**	(291)	26	12	142	(194)	4	(397)	(3,657)
Net earnings (loss)**	(231)	26	12	142	(194)	4	(397)	(3,657)
Per Share Data (in dollars)
Continuing Operations:
Basic earnings (loss) per common share	$(0.13)	$0.01	$0.01	$0.06	$(0.09)	$0.00	$(0.18)	$(1.61)
Diluted earnings (loss) per common share	(0.13)	0.01	0.01	0.06	(0.09)	0.00	(0.18)	(1.61)
Net Earnings:
Basic earnings (loss) per common share	(0.10)	0.01	0.01	0.06	(0.09)	0.00	(0.18)	(1.61)
Diluted earnings (loss) per common share	(0.10)	0.01	0.01	0.06	(0.09)	0.00	(0.18)	(1.61)
Dividends declared	—	—	—	—	0.05	0.05	0.05	0.05
Dividends paid	0.05	—	—	—	0.05	0.05	0.05	0.05
Stock prices
High	4.95	6.95	9.45	9.36	16.20	10.38	10.50	7.52
Low	2.98	4.25	5.91	7.67	8.98	7.20	6.52	3.00

Operating results for the fourth quarter of 2008 include: (i) a $2.1 billion charge related to increase the U.S. deferred tax asset valuation allowance, as described in Note 6, "Income Taxes," (ii) a $1.6 billion charge related to the impairment of goodwill, as described in Note 14, "Acquisitions and Related Intangibles," and (iii) accumulated temporary unrealized losses in Sigma Fund investments, as described in Note 3, "Other Financial Data."

*
Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 2009 presentation.

**
Amounts attributable to Motorola, Inc. common shareholders.

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